As filed with the U.S. Securities and Exchange Commission on September 12, 2023
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Lazydays Holdings, Inc.
(Exact name of registrant as specified in its charter)
Delaware	5500	82-4183498
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
6130 Lazy Days Blvd.
Seffner, Florida 33584
Telephone: (813) 246-4999
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
John North
Chief Executive Officer
Lazydays Holdings, Inc.
4042 Park Oaks Blvd., Suite 350
Tampa, Florida 33610
Telephone: (813) 246-4999
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Michael L. Zuppone
Gil Savir
Paul Hastings LLP
200 Park Avenue
New York, New York 10166
(212) 318-6000
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐
If an emerging growth company indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion, dated September 12, 2023
Preliminary Prospectus

Rights to Purchase Up to [•] Shares of Common Stock
Lazydays Holdings, Inc. (the “Company,” “we,” “us” or “our”) is distributing to the holders (collectively, the “Holders”) of our common stock, par value $0.0001 per share (the “Common Stock”), our pre-funded warrants (the “Warrants”) and our series A convertible preferred stock (the “Series A Preferred Stock”) non-transferable rights (the “Rights”) to purchase up to an aggregate of [•] shares of our Common Stock at a cash subscription price of $[•] per share (the “Rights Offering”). Assuming the Rights Offering is fully subscribed, we currently expect to receive aggregate gross proceeds of $[•]. You will not be entitled to receive any Rights unless you are a Holder of record as of 5:00 p.m., New York City time, on [•], 2023 (the “Record Date”). Holders, as of the Record Date, will receive one Right for every share of Common Stock owned or issuable upon exercise or conversion of Warrants and Series A Preferred Stock owned.
The Rights will expire if they are not exercised by 5:00 p.m., New York City time, on [•], 2023, the expected expiration date of this Rights Offering. We, in our sole discretion, may extend the period for exercising the Rights. Rights which are not exercised by the expiration date of the Rights Offering will expire and will have no value. You should carefully consider whether or not to exercise your Rights before the expiration date. Once you have exercised your Rights, your exercise may not be revoked.
Rights may only be exercised in whole numbers of shares of Common Stock, and we will not issue fractional shares. Each Right will entitle you to purchase [•] shares at a subscription price per share of $[•]. After aggregating all of the shares subscribed for by a particular Holder, including shares subscribed for pursuant to the Over-Subscription Right, any fractional shares of our Common Stock created by the exercise of the Rights by that Holder will be rounded down to the nearest whole share for purposes of determining the number of shares of our Common Stock for which you may subscribe, with such adjustments as may be necessary to ensure that we offer [•] shares of Common Stock in the Rights Offering. Each Right consists of a basic subscription right (the “Basic Subscription Right”) and an over-subscription right (the “Over-Subscription Right”). The Rights under the Basic Subscription Right will be distributed in proportion to Holders’ holdings on the Record Date. If you exercise your Basic Subscription Right in full, and other Holders do not, you will be entitled to an Over-Subscription Right to purchase a portion of the unsubscribed shares at the subscription price, subject to the availability and pro rata allocation of Common Stock among persons exercising this Over-Subscription Right. See “Questions & Answers — What are the limitations of the Over-Subscription Right?”
Exercising the Rights and investing in our Common Stock involve significant risks. We urge you to read carefully the section titled “Risk Factors” beginning on page 9 of this prospectus, the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2023 and June 30, 2023, and all other information included or incorporated by reference in this prospectus in its entirety before you decide whether to exercise your Rights.
Our Common Stock is listed on the Nasdaq Capital Market tier of The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “LAZY.” On [•], 2023, the last reported sale price of our Common Stock was $[•]. The Rights are non-transferrable, except that Rights will be transferable by operation of law (e.g., by death) or by such Holders that are closed-end funds to funds affiliated with such Holders. The Rights will not be listed for trading on Nasdaq or any other stock exchange or market. You are urged to obtain a current price quote for our Common Stock before exercising your Rights.
Neither the Company nor our board of directors (the “Board”) makes any recommendation to Holders regarding whether they should exercise or let lapse their Rights. You should carefully consider whether to exercise your Rights before the expiration of the Rights Offering period. All exercises of Rights are irrevocable.
Our Board reserves the right to terminate the Rights Offering for any reason any time before the completion of the Rights Offering. If we terminate the Rights Offering, all subscription payments received will be returned as soon as practicable, without interest or penalty.
This Rights Offering is being made directly by us. We are not using an underwriter or selling agent. Broadridge Corporate Issuer Solutions, LLC will serve as the subscription agent (“Subscription Agent”) and the information agent (“Information Agent”) for the Rights Offering. The Subscription Agent will hold the funds we receive from subscribers until we complete, abandon or terminate the Rights Offering. If you want to participate in this Rights Offering and you are the record holder of your securities, we recommend that you submit your subscription documents to the Subscription Agent well before the deadline. If you want to participate in this Rights Offering and you hold securities through your broker, dealer, bank, or other nominee, you should promptly contact your broker, dealer, bank, or other nominee and submit your subscription documents in accordance with the instructions and within the time period provided by your broker, dealer, bank, or other nominee. For a more detailed discussion, see “The Rights Offering — The Rights” beginning on page 18.
	Per Share	Total(1)
Subscription Price	$[•]	$[•]
Proceeds to us, before expenses	$[•]	$[•]
(1)	Assumes the Rights Offering is fully subscribed.
If you have any questions or need further information about this Rights Offering, please contact the Information Agent toll-free at 888-789-8409 or via email at shareholder@broadridge.com. It is anticipated that delivery of the shares of Common Stock purchased in this Rights Offering will be made on or about [•], 2023 (the fifth business day following the expiration date), unless the expiration date is extended.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Prospectus dated    , 2023

i

ABOUT THIS PROSPECTUS
Unless otherwise stated or the context otherwise requires, the terms “Lazydays,” the “Company,” “we,” “us” and “our” refer to Lazydays Holdings, Inc. and its subsidiaries.
You should read this prospectus, the documents incorporated by reference into this prospectus, and any prospectus supplement or free writing prospectus that we may authorize for use in connection with this offering in their entirety before making an investment decision. You may read the other reports we file with the Securities and Exchange Commission (the “SEC”) at the SEC’s website or at the SEC’s offices described below under the heading “Incorporation of Information by Reference.” These documents contain important information you should consider when making your investment decision.
We have not authorized anyone to provide you with any information other than that contained in or incorporated by reference into this prospectus, or in any free writing prospectuses we have authorized for use in connection with this offering. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.
You should assume that the information in this prospectus is accurate only as of the date on the front cover of this prospectus, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, in each case, regardless of the time of delivery of this prospectus or any exercise of the Rights. Our business, financial condition, results of operations and prospects may have changed since that date.
Market data and other statistical information incorporated by reference into this prospectus are based on independent industry publications, government publications, reports by market research firms and other published independent sources. Some data is also based on our good faith estimates, which we derive from our review of internal surveys and independent sources. Although we believe these sources are reliable, we have not independently verified the information. We neither guarantee its accuracy nor undertake a duty to provide or update such data in the future.
This prospectus and the documents incorporated by reference into this prospectus may include trademarks, service marks and tradenames owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference in this prospectus and the documents incorporated by reference into this prospectus are the property of their respective owners.
We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to those jurisdictions.
This Rights Offering is being made directly by us. We have retained Broadridge Corporate Issuer Solutions, LLC to serve as our Subscription Agent and as our Information Agent for this Rights Offering.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this Registration Statement on Form S-1 constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included in this Registration Statement on Form S-1 and the prospectus, including, without limitation, the Company’s future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are “forward-looking” statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate” or “continue” or the negative of such words or variations of such words and similar expressions. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements and the Company can give no assurance that such forward-looking statements will prove to be correct. Important factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements, or “cautionary statements,” include, but are not limited to:
•	future market conditions and industry trends, including anticipated national new recreational vehicle (“RV”) wholesale shipments;
•	changes in U.S. or global economic conditions;
•	changes in expected operating results, such as store performance, selling, general and administrative expenses (“SG&A”) as a percentage of gross profit and all projections;
•	our ability to procure and manage inventory levels to reflect consumer demand;
•	our ability to find accretive acquisitions;
•	changes in the planned integration, success and growth of acquired dealerships and greenfield locations;
•	changes in our expected liquidity from our cash, availability under our credit facility and unfinanced real estate;
•	compliance with financial and restrictive covenants under our credit facility and other debt agreements;
•	changes in our anticipated levels of capital expenditures in the future;
•	the repurchase of shares under our share repurchase program;
•	our business strategies for customer retention, growth, market position, financial results and risk management; and
•
other factors beyond our control, including those listed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022 or in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2023 and June 30, 2023, each as incorporated herein by reference, and in other filings we may make from time to time with the SEC.

Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements contained in this prospectus and the incorporated documents are not guarantees of future performance and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from such forward-looking statements. In addition, even if our results of operations, financial condition and liquidity, and events in the industry in which we operate, are consistent with such forward-looking statements, they may not be predictive of results or developments in future periods.
Any forward-looking statement that we make in this prospectus or the documents incorporated by reference speaks only as of the date of such statement. Except as required by law, we do not undertake any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

QUESTIONS & ANSWERS
The following are examples of what we anticipate will be common questions about the Rights Offering. The answers are based on selected information from this prospectus and the documents incorporated by reference in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the Rights Offering. This prospectus and the documents incorporated by reference in this prospectus contain more detailed descriptions of the terms and conditions of the Rights Offering and provide additional information about us and our business, including potential risks related to the Rights Offering and the shares of our Common Stock.
Exercising the Rights and investing in our Common Stock involves significant risks. We urge you to carefully read the section titled “Risk Factors” beginning on page 9 of this prospectus and the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2023 and June 30, 2023, and all other information included or incorporated by reference in this prospectus in its entirety before you decide whether to exercise your Rights.
Q:	What is the Rights Offering?
A: The Rights Offering is a distribution of Rights on a pro rata basis to Holders of our Common Stock, Warrants and Series A Preferred Stock (in the case of the Warrants and the Series A Preferred Stock, on an as-converted basis) who hold such securities as of 5:00 p.m., New York City time, on [•], 2023, the Record Date. “Pro rata” means, in proportion to the number of total shares of our Common Stock that our Holders hold on the Record Date on an as-converted basis. You will receive one Right for every share of Common Stock owned or issuable upon exercise or conversion of Warrants and Series A Preferred Stock owned as of the Record Date. We will not issue fractional shares of Common Stock in the Rights Offering. After aggregating all of the shares subscribed for by a particular Holder, including shares subscribed for pursuant to the Over-Subscription Right, any fractional shares of our Common Stock created by the exercise of the Rights by that Holder will be rounded down to the nearest whole share, with such adjustments as may be necessary to ensure that we offer [•] shares of Common Stock in the Rights Offering.
Q:	Why are we conducting the Rights Offering?
A: In alignment with our growth strategy, we anticipate the need for additional funding. Such additional funding is expected to place us in a stronger position to pinpoint and action potential partnerships and strategic acquisitions that align with our business interests. We believe the Rights Offering empowers our security holders to acquire more Common Stock, mitigating the dilution they might experience if we opted for conventional capital market fundraising methods. Our expectation is to use the net proceeds from the Rights Offering for our growth initiatives including acquisitions and new business development activities and general corporate purposes, which may include repaying or refinancing our existing or future debt facilities. See “Use of Proceeds” and “The Rights Offering—Reasons for the Rights Offering.”
Q:	What is a Right?
A: Each Right entitles its Holder to purchase [•] shares of our Common Stock at a subscription price of $[•] per whole share of Common Stock. Each Right carries with it a Basic Subscription Right and an Over-Subscription Right, subject to certain limitations described below.
Q:	How was the subscription price of $[•] per share of Common Stock determined?
A: In determining the subscription price, a special Board committee of independent directors (the “Special Committee”) considered a number of factors, including: the likely cost of capital from other sources and general conditions of the securities markets, the price at which our Holders might be willing to participate in the Rights Offering, our expected business need for liquidity and capital, historical and current trading prices of our Common Stock, and the desire to provide an opportunity to our Holders to participate in the Rights Offering on a pro rata basis. The Special Committee determined that it was in the best interests of the Company’s Holders to publicly announce the subscription price so that all Holders had the opportunity to determine whether to buy or sell the Common Stock prior to the Record Date. The Company believes this disclosure has provided its Holders and the public with sufficient information about the Company’s expectation to sell a significant number of shares in the Rights Offering, as described herein. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of the Common Stock to be offered in the Rights Offering. You should not consider the subscription price as an indication of value of us or our Common Stock. The market price of our Common Stock may decline during or after the Rights Offering, including below the subscription price for the Common Stock. You should obtain a current quote for our Common Stock before exercising your Rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of the Rights Offering.
Q:	What is the Basic Subscription Right?
A: The Basic Subscription Right of each Right entitles you to purchase [•] shares at a subscription price of $[•] per whole share.
Q:	What is the Over-Subscription Right?
A: Subject to certain limitations described below, the Over-Subscription Right of each Right entitles you, if you fully exercise your Basic Subscription Right, to subscribe for additional shares of our Common Stock at the same $[•] subscription price per share up to that number of shares of Common Stock that are offered in the Rights Offering but are not purchased by the other record holders under their Basic Subscription Rights.
Our Board has decided that it is in the best interest of the Company that the Over-Subscription Right be subject to certain limitations as discussed below.
Q:	What are the limitations of the Over-Subscription Right?
A: We will be able to satisfy your exercise of the Over-Subscription Right only if other Rights holders do not fully exercise their Basic Subscription Rights. If sufficient shares of our Common Stock are available, we will honor the over-subscription requests in full, subject to the limitations below.
If over-subscription requests exceed the number of shares which are available, we will allocate the available shares pro rata among those Rights holders who oversubscribed based on the number of shares each Rights holder subscribed for under the Basic Subscription Right. Only Record Date Holders who exercise in full all Rights issued to them are entitled to exercise the Over-Subscription Right.
Q:	Will fractional shares be issued upon exercise of the Rights?
A: No. We will not issue fractional shares of Common Stock in the Rights Offering. After aggregating all of the shares subscribed for by a particular Holder, including shares subscribed for pursuant to the Over-Subscription Right, any fractional shares of our Common Stock created by the exercise of the Rights by that Holder will be rounded down to the nearest whole share, with such adjustments as may be necessary to ensure that we offer [•] shares of Common Stock in the Rights Offering. Any excess subscription payments received by the Subscription Agent in respect of fractional shares will be returned promptly after the expiration of the Rights Offering without interest or deduction.
Q:	Has our Board or the Company made a recommendation to our stockholders whether to exercise or let lapse their Rights in the Rights Offering?
A: No. Neither the Company nor our Board has, or will, make any recommendation to Holders whether to exercise or let lapse their Rights in the Rights Offering. You should make an independent investment decision about whether to exercise or let lapse your Rights based on your own assessment of our business and the Rights Offering. Holders who exercise Rights risk the loss of their investment.
Q:	Will the directors and executive officers participate in this Rights Offering?
A: To the extent they hold Common Stock as of the Record Date or Common Stock issuable upon exercise or conversion of Warrants or Series A Preferred Stock, our directors and executive officers are entitled to participate in this Rights Offering on the same terms and conditions applicable to all Rights holders. We expect that each of our directors and executive officers will participate in this offering, although they have not committed to do so.
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Q:	How do I exercise my Rights?
A: If you wish to participate in the Rights Offering, you must take the following steps, unless your shares are held by a broker, dealer or other nominee:
•	deliver payment to the Subscription Agent using the method outlined in this prospectus; and
•	deliver a properly completed rights certificate (the “Rights Certificate”) to the Subscription Agent before 5:00 p.m., New York City time, on [•], 2023, unless the expiration date is extended.
Please note that if you hold your shares in “street name” through a broker, dealer, or other nominee who uses the services of the Depository Trust Company (“DTC”), DTC must receive the subscription instructions, Notice of Guaranteed Delivery (if applicable), and payment for the new shares before 2:30 p.m., New York City time, on the expiration date. See “The Rights Offering — Procedures for DTC Participants.”
If you cannot deliver your Rights Certificate to the Subscription Agent before the expiration of the Rights Offering, you may use the procedures for guaranteed delivery as described in this prospectus under “The Rights Offering – Guaranteed Delivery Procedures” beginning on page 23 of this prospectus.
If you send a payment that is insufficient to purchase the number of shares of common stock you requested, or if the number of shares of Common Stock you requested is not specified in the forms, the Subscription Agent will have the right to reject and return your subscription for correction. If the payment exceeds the subscription price for the full exercise of your Rights (to the extent specified by you), the excess will be refunded to you.
Q:	What should I do if I want to participate in the Rights Offering, but my shares are held in the name of my broker, dealer, or other nominee?
A: If you hold your shares of our Common Stock in “street name” through a broker, dealer or other nominee, then your broker, dealer or other nominee is the record holder of the shares you own. The record holder must exercise the Rights on your behalf for the shares of Common Stock you wish to purchase.
If you wish to participate in the Rights Offering and purchase shares of Common Stock, please promptly contact the record holder of your shares. We will ask your broker, dealer, or other nominee to notify you of the Rights Offering. Holders in certain jurisdictions who hold through a nominee may be required to provide additional information to their nominees in order to exercise their Rights. Please note that if you hold your shares in “street name” through a broker, dealer, or other nominee who uses the services of DTC, DTC must receive the subscription instructions, Notice of Guaranteed Delivery (if applicable), and payment for the new shares before 2:30 p.m., New York City time, on the expiration date. See “The Rights Offering — Procedures for DTC Participants.”
Q:	Will I be charged a sales commission or a fee if I exercise my Rights?
A: No. We will not charge a brokerage commission or a fee to Rights holders for exercising their Rights. However, if you exercise your Rights through a broker or nominee, you will be responsible for any fees charged by your broker or nominee.
Q:	Are there any conditions to my right to exercise my Rights?
A: Yes. Your right to exercise your Rights is subject to the conditions described under “The Rights Offering — Conditions to the Rights Offering.”
Q:	May I participate in this Rights Offering if I sell my Common Stock after the Record Date?
A: The Record Date for this Rights Offering is [•], 2023. If you own Common Stock as of the Record Date, you will receive Rights and may participate in the Rights Offering even if you subsequently sell your Common Stock.
Q:	How soon must I act to exercise my Rights?
A: The Rights may be exercised beginning on [•], 2023 through 5:00 p.m., New York City time, on [•], 2023, the expiration date of the Rights Offering, unless extended by us. Please note that if you hold your shares in “street name” through a broker, dealer, or other nominee who uses the services of DTC, DTC must receive the subscription instructions, Notice of Guaranteed Delivery (if applicable), and payment for the new shares before 2:30 p.m., New York City time, on the expiration date. See “The Rights Offering – Procedures for DTC Participants.” If you elect to exercise any Rights, the Subscription Agent must actually receive all required documents and payments from you or your broker or nominee at or before the expiration date. We have the option of extending the expiration date of the subscription period in our sole discretion.
Q:	When will I receive my Rights Certificate?
A: As promptly as reasonably practicable after the date of this prospectus, the Subscription Agent will send a Rights Certificate to each registered Holder as of 5:00 p.m., New York City time, on the Record Date, based on our securities registry maintained at the transfer agent for our Common Stock and by our treasury department for the Warrants and Series A Preferred Stock. If you hold your shares of Common Stock through a brokerage account, bank or other nominee, you will not receive an actual Rights Certificate. Instead, as described in this prospectus, you must instruct your broker, bank or nominee whether or not to exercise Rights on your behalf. If you wish to obtain a separate Rights Certificate, you should promptly contact your broker, bank or other nominee and request a separate Rights Certificate.
Q:	May I sell, transfer or assign my Rights?
A: No. You may not transfer, sell or assign any of your Rights, except that Rights will be transferable by operation of law (e.g., by death) or by such holders that are closed-end funds to funds affiliated with such Holder. For purposes of any such transfer by a closed-end fund, “affiliated” means each other funds that owns or controls directly or indirectly the holder and any fund that controls or is controlled by or is under common control with the holder. The Rights are non-transferable and will not be listed on any securities exchange or included in any automated quotation system. Therefore, there will be no market for the Rights.
Q:	Will I be able to trade my Rights on the Nasdaq?
A: No.
Q:	Am I required to subscribe in the Rights Offering?
A: No.
Q:	Am I required to exercise any or all of the Rights I receive in the Rights Offering?
A: No. You may exercise any number of your Rights, or you may choose not to exercise any Rights. If you do not exercise any Rights, the number of shares of our Common Stock that you own will not change.
Q:	Is the Company requiring a minimum subscription to complete the Rights Offering?
A: No. We may choose to consummate, amend, extend or terminate the Rights Offering regardless of the number of shares of common stock actually subscribed for by stockholders.
Q:	Can the Board cancel, terminate, amend or extend the Rights Offering?
A: Yes. Our Board may decide to cancel or terminate the Rights Offering at any time before the expiration of the Rights Offering and for any reason. If our Board cancels or terminates the Rights Offering, we will issue a press release notifying Holders of the cancellation or termination, and any money received from subscribing Holders will be promptly returned, without interest or deduction.
We may amend the terms of the Rights Offering or extend the subscription period of the Rights Offering.
Q:	Will my percentage ownership interest in the Company be diluted by the Rights Offering?
A: Your ownership interest will be diluted to the extent that you do not exercise your Rights.
As a result of the Rights Offering, to the extent you do not exercise your Rights, you will lose any value represented by your unexercised Rights and the percentage that your original shares of Common Stock represent of our increased equity will be diluted.

Q:	If I exercise Rights in the Rights Offering, may I cancel or change my decision?
A: No. Unless our Board cancels or terminates the Rights Offering, all exercises of Rights are irrevocable. You should not exercise your Rights unless you are certain that you wish to purchase shares of Common Stock at a price of $[•] per share. See “Risk Factors — Risks Related to the Rights Offering — There may be material developments regarding us during the subscription period”. In considering whether to exercise your Rights, you should consider that all exercises of Rights are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable.”
Q:	How much money will the Company receive from the Rights Offering?
A: Assuming the Rights Offering is fully subscribed, we expect to receive aggregate net proceeds from this offering of approximately $[•] million, after deducting estimated offering expenses incurred by us relating to the Rights Offering. We expect to use such proceeds for our growth initiatives including acquisitions and new business development activities and general corporate purposes, which may include repaying or refinancing our existing or future debt facilities.
For more information regarding the net proceeds to the Company in the Rights Offering, please refer to the section titled “Use of Proceeds.”
Q:	Are there risks in exercising my Rights?
A: Yes. The exercise of your Rights involves risks. Exercising your Rights means buying shares of our Common Stock, and should be considered as carefully as you would consider any other equity investment. We urge you to carefully read the section titled “Risk Factors” beginning on page 9 of this prospectus and the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2023 and June 30, 2023, and all other information included or incorporated by reference in this prospectus in its entirety before you decide whether to exercise your Rights.
In addition, Holders of the Warrants and holders of the Series A Preferred Stock are entitled to participate in the Rights Offering. See “Risk Factors—Risks Related to the Rights Offering—Holders of the Warrants and holders of the Series A Preferred Stock are entitled to participate in the Rights Offering and, although such holders have waived certain anti-dilution adjustments in connection with the Rights Offering, there can be no assurance that they will do so in the future and such anti-dilution adjustments could cause dilution to our stockholders.”
Q:	How many shares of Common Stock will be outstanding immediately after the Rights Offering?
A: As of [•], 2023, we had [•] issued and outstanding shares of Common Stock.
The number of shares of our Common Stock that will be outstanding after the Rights Offering will depend on the number of shares of Common Stock that are purchased in the Rights Offering. Assuming no additional shares of Common Stock are issued by us prior to consummation of the Rights Offering and assuming all offered shares of Common Stock are sold in the Rights Offering at the subscription price, we will issue [•] shares of Common Stock. In that case, we will have approximately [•] shares of Common Stock outstanding after the Rights Offering, taking into account also the expected conversion of [•] Warrants into [•] shares of Common Stock. This would represent an increase of approximately [•]% in the number of outstanding shares of Common Stock. See “Prospectus Summary—Recent Developments-Anti-Dilution Waivers” for further information regarding an applicable anti-dilution provision.
The issuance of shares of our Common Stock in the Rights Offering will dilute, and thereby reduce, your proportionate ownership in our shares of Common Stock, unless you fully exercise your basic subscription rights. In addition, the issuance of our Common Stock at a subscription price that is less than the market price as of the Record Date for the Rights Offering will likely reduce the price per share of our Common Stock held by you prior to the Rights Offering.
Q.	Is the Rights Offering similar to a forward stock split?
A. No. These are completely different corporate actions. Among other differences between these actions, the numbers of shares owned by a stockholder is increased in a forward stock split by giving each stockholder an additional number of shares of Common Stock per each share owned. For example, a 5-for-1 forward stock split would give an additional four shares of Common Stock to each holder of record, such that each share held by the holder before the split would be five shares after the split. In contrast, no increase in shares owned by any Holder will occur as a result of the Rights Offering; rather, each Holder of record as of the Record Date will be entitled to purchase [•] shares of Common Stock for each Right received. If every Holder of record subscribes for the full number of shares underlying their Rights, then the outstanding shares of the Company following the Rights Offering will look as if we completed a [•]-for-1 forward stock split.
Q.	Is the Rights Offering similar to a reverse stock split?
A. No. These are completely different corporate actions. Among other differences between these actions, the numbers of shares owned by a stockholder is reduced in a reverse stock split. No reduction in shares owned by any Holder will occur as a result of the Rights Offering. However, depending on the number of shares subscribed for in the Rights Offering, our existing Holder may incur substantial dilution.
Q:	Will this Rights Offering result in the Company “going private” for purposes of Rule 13e-3 of the Exchange Act?
A: No. The Rights Offering is not a transaction or series of transactions which has either a reasonable likelihood or a purpose or producing a “going private effect” as specified in Rule 13e-3 of the Exchange Act. Given the structure of the Rights Offering, as described in this prospectus, the Company will continue to be registered pursuant to Section 12 of the Exchange Act and intends to remain listed on the Nasdaq Capital Market following completion of the Rights Offering.
Q:	If the Rights Offering is not completed, will my subscription payment be refunded to me?
A: Yes. The Subscription Agent will hold all funds it receives in a segregated bank account until completion of the Rights Offering. If the Rights Offering is not completed, we will promptly instruct the Subscription Agent to return your payment in full. If you own shares in “street name,” it may take longer for you to receive payment because the Subscription Agent will send the refund payment through DTC, which will allocate the funds to your bank or broker. Any funds returned will be returned without interest or deduction.
Q:	What should I do if I want to participate in the Rights Offering, but I am a stockholder with a foreign address?
A: If you are a Rights holder whose address is outside the United States, the Subscription Agent will not mail Rights Certificates to you, and your Rights Certificates will be held by the Subscription Agent for your account until any instructions are received to exercise your Rights. To exercise your Rights, you must notify the Subscription Agent on or prior to 11:00 a.m., New York City time, on [•], 2023, which is five business days prior to the expiration date for the Rights Offering, unless extended by us, and, if we so request, must establish to our satisfaction that you are permitted to exercise your Rights under applicable law. Any questions related to exercising Rights should be directed to the Subscription Agent. If you do not follow these procedures prior to the expiration of the Rights Offering, your Rights will expire. We will decide all questions concerning the timeliness, validity, form and eligibility of the exercise of your Rights and any such determinations by us will be final and binding.
This Rights Offering is not being made in any state or other jurisdiction in which it would be unlawful to do so, nor are we selling to you, or accepting any offers from you to purchase, shares of Common Stock if you are a resident of any such state or other jurisdiction. If necessary, we may delay commencement of the Rights Offering in certain states or other jurisdictions in order to comply with the securities law requirements of those states or other jurisdictions. In addition, in certain circumstances, in order to comply with applicable state securities laws, we may not be able to honor all Rights even if we have shares of Common Stock available. We do not anticipate that there will be any changes in the Rights Offering, and we may, in our sole discretion, decline to make modifications to the terms of the Rights Offering requested by regulators in states or other jurisdictions, in which case Holders who live in those states or other jurisdictions will not be eligible to participate in the Rights Offering.
Q:	What are the U.S. federal income tax considerations applicable to holders of receiving or exercising Rights?
A: Although the authorities governing transactions such as the Rights Offering are complex and unclear in certain respects (including with respect to the effects of the Over-Subscription Right), we believe and intend to take the position that a holder’s receipt of Rights pursuant to the Rights Offering may be treated as a taxable distribution with respect to such holder’s existing shares of Common Stock (including all shares of Common Stock received pursuant to the conversion of all Series A Preferred Stock prior to the Record Date) and should not be taxable with respect to such holder’s Series A Preferred Stock and Warrants for U.S. federal income tax purposes. This position regarding the non-taxable treatment of the Rights Offering is not binding on the U.S. Internal Revenue Service (the “IRS”) or the courts. For a more detailed discussion, see “Material U.S. Federal Income Tax Consequences.” You should consult your tax advisor as to the particular considerations applicable to you of the Rights Offering.
Q:	To whom should I send my forms and payment?
A: If your shares are held in the name of a custodian bank, broker, dealer or other nominee, the nominee will notify you of the Rights Offering and provide you with the Rights Offering materials. You should send any required documents and payment, as provided therein to the nominee, at the deadline that your nominee sets which may be earlier than the expiration of the Rights Offering. You should contact your custodian bank, broker, dealer or other nominee if you believe you are entitled to participate in the Rights Offering but you have not received your materials.
If your shares are held in your name such that you are the record holder, then you should send your subscription documents, Rights Certificate and subscription payment, as provided herein, by first class mail or courier service to the Subscription Agent. The address for delivery to the Subscription Agent is as follows:
By Mail:	By Overnight Delivery:
Broadridge Corporate Issuer Solutions, LLC Attn: BCIS Re-Organization Dept. P.O. Box 1317 Brentwood, NY 11717-0718	Broadridge Corporate Issuer Solutions, LLC Attn: BCIS IWS 51 Mercedes Way Edgewood, NY 11717
Your delivery to a different address or other than by the methods set forth above will not constitute valid delivery. You, or, if applicable, your nominee, are solely responsible for ensuring the Subscription Agent receives your subscription documents, Rights Certificate, and subscription payment. You should allow sufficient time for delivery of your subscription materials to the Subscription Agent and clearance of payment before the expiration of the Rights Offering period.
Q:	What should I do if I have other questions?
A: If you have questions or need assistance, please contact the Information Agent toll-free at 888-789-8409, by e-mail at shareholder@broadridge.com, or by mail at:
Broadridge Corporate Issuer Solutions, LLC
Attn: BCIS Re-Organization Dept.
P.O. Box 1317
Brentwood, NY 11717-0718
For a more complete description of the Rights Offering, see “The Rights Offering” included elsewhere in this prospectus.
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PROSPECTUS SUMMARY
This summary highlights certain information about us, this Rights Offering and selected information contained in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our Common Stock. For a more complete understanding of the Company and this Rights Offering, we encourage you to read and consider the more detailed information included or incorporated by reference in this prospectus, including risk factors, see “Risk Factors” beginning on page 9, and our most recent consolidated financial statements and related notes.
Overview
We were originally formed for the purpose of effecting a business combination with one or more businesses or entities. On March 15, 2018, the initial business combination was consummated. As a result, the business of Lazy Days’ R.V. Center, Inc. (“Lazydays RV”) and its subsidiaries became the Company’s business. Accordingly, we are now a holding company operating through our direct and indirect subsidiaries.
Company History
Andina Acquisition Corp. II (“Andina”) was formed as an exempted company incorporated in the Cayman Islands on July 1, 2015 for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more target businesses.
From the consummation of the initial public offering of Andina until October 27, 2017, Andina was searching for a suitable target business to acquire. On October 27, 2017, a merger agreement was entered into by and among Andina, Andina II Holdco Corp., a Delaware corporation and wholly owned subsidiary of Andina (“Holdco”), Andina II Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Holdco (“Merger Sub”), Lazydays RV and solely for certain purposes set forth in the merger agreement, A. Lorne Weil (the “Merger Agreement”). The Merger Agreement provided for a business combination transaction by means of: (i) the merger of Andina with and into Holdco, with Holdco surviving and becoming a new public company (the “Redomestication Merger”); and (ii) the merger of Lazydays RV with and into Merger Sub with Lazydays RV surviving and becoming a direct wholly owned subsidiary of Holdco (the “Transaction Merger” and together with the Redomestication Merger, the “Mergers”). On March 15, 2018, we held an extraordinary general meeting of the shareholders, at which the Andina shareholders approved the Mergers and other related proposals. On the same date, the Mergers were closed. In connection with the Mergers, the business of Lazydays RV and its subsidiaries became the business of Holdco. As a result of the Mergers, the Company’s stockholders and the shareholders of Andina became stockholders of Holdco and the Company changed the name of Holdco to “Lazydays Holdings, Inc.”
Our Business
We operate RV dealerships and offer a comprehensive portfolio of products and services for RV owners and outdoor enthusiasts. We generate revenue by providing RV owners and outdoor enthusiasts a full spectrum of products: RV sales, RV repair and services, financing and insurance products, third-party protection plans, and after-market parts and accessories. During the second quarter of 2023, we closed the campground facilities at our Tampa, Florida location.
Based on industry research and management’s estimates, we believe we operate the world’s largest RV dealership, measured in terms of on-site inventory, located on approximately 126 acres outside Tampa, Florida. We also have dealerships located at The Villages, Florida; Tucson and Phoenix, Arizona; two near Minneapolis, Minnesota; Knoxville, Nashville and Maryville, Tennessee; Loveland and Denver, Colorado; Elkhart and Burns Harbor, Indiana; Portland, Oregon; Vancouver, Washington; Milwaukee, Wisconsin; Tulsa, Oklahoma, Houston, Texas and Las Vegas, Nevada.
Lazydays offers one of the largest selections of leading RV brands in the nation, featuring more than 4,000 new and pre-owned RVs. We have more than 575 service bays, and each location has an RV parts and accessories store. We employ approximately 1,500 people at our twenty dealership locations. Our locations are staffed with knowledgeable local team members, providing customers access to extensive RV expertise. We believe our locations are strategically located in key RV markets. Based on information collected by us from reports prepared by Statistical Surveys, these RV markets (Florida, Colorado, Arizona, Minnesota, Tennessee, Indiana, Oregon, Washington, Wisconsin, Oklahoma, Texas and Nevada) account for a significant portion of new RV units sold on an annual basis in the U.S. Our dealerships in these key markets attract customers from all states, except Hawaii.
We attract new customers primarily through Lazydays dealership locations as well as digital and traditional marketing efforts. Once we acquire customers, those customers become part of our customer database where we leverage customer relationship management tools and analytics to actively engage, market and sell our products and services.
Our principal executive offices are located at 4042 Park Oaks Boulevard, Suite 350, Tampa, Florida 33610 and our telephone number is (813) 246-4999. Our Internet website is www.lazydays.com. Our reports filed or furnished pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are available, free of charge, under the Investor Relations – Finance Information tab of our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The SEC also maintains an Internet website located at www.sec.gov that contains the information we file or furnish electronically with the SEC. The information on our website is not incorporated by reference in this prospectus, and you should not consider it a part of this prospectus.
Growth Through Acquisitions and Greenfields
The RV industry is highly fragmented with primarily independent dealers. We target increasing our physical network of stores through acquisitions to strategically grow our presence and create density in our network to provide convenience for our customers across the country. Our value-based acquisition strategy targets underperforming stores with strong brands in desirable markets. As we integrate these stores into our network, we focus on increasing profitability through gaining market share, elevating the customer experience and leveraging our cost structure.
In addition to acquisitions, we will, from time to time, open greenfield sites in new or existing markets. We opened our Council Bluffs, Iowa and Wilmington, Ohio locations earlier this year and we remain on track to open Fort Pierce, Florida in the third quarter and Surprise, Arizona in the fourth quarter of this year.
Leveraging Our Scale and Cost Structure to Create Operational Efficiencies
As we grow, we are positioned to leverage our scale to improve operating margins. We have centralized many administrative functions to drive efficiencies and streamline store-level operations. The reduction of administrative functions at our stores allows our local teams to focus on customer-facing opportunities to increase revenues and gross profit. Our stores also receive supply chain management support, ensuring optimal levels of new and used RV inventory; and finance and insurance product and training support to provide a full array of offerings to our customers.
Recent Developments
Business Expansion Developments
As previously announced, as part of our strategic expansion we recently announced that we completed the acquisition of Century RV in Longmont, Colorado. This acquisition is expected to strengthen our presence in Denver, making us the premier choice for RVers in Colorado. In addition, in July 2023 we completed the acquisition of Buddy Gregg RVs & Motor Homes in Knoxville, Tennessee. Earlier this year, we acquired a dealership Findlay RV in Las Vegas, Nevada. The dealership is strategically located bordering 4 of the top 15 RV market states, and compliments our existing operations in Arizona.
In July, we completed mortgages on our Murfreesboro, Tennessee store and on our Knoxville property purchased with the Buddy Gregg acquisition. These mortgages generated net proceeds of $30.6 million.
Anti-Dilution Waivers
The Series A Preferred Stock and the Warrants may be subject to anti-dilution adjustments in connection with certain events, including the Rights Offering. The holders of the Series A Preferred Stock have fully waived these anti-dilution adjustments in connection with the Rights Offering. The holders of the Warrants have partially waived these anti-dilution adjustments agreeing to accept an adjustment that increases number of shares issuable upon exercise equal to one-half of the number of shares of our Common Stock that would result from the adjustment in the absence of the waiver. These holders have also agreed to exercise all of the Warrants (giving effect to the foregoing one-half adjustment) held by them upon consummation of the Rights Offering. Holders of the Warrants represent 100% of all Warrant holders. Consequently, once the Rights Offering is completed, there will be no outstanding Warrants. For illustrative purposes, if the Rights in this Rights Offering are fully exercised, we anticipate an adjustment to the exercise price of the Warrants resulting in the issuance of [•] additional shares of Common Stock upon exercise, in accordance with the anti-dilution provision. Therefore, if the Rights in this Rights Offering are fully exercised, the expected total number of shares of Common Stock to be issued upon the exercise of the Warrants, after accounting for the foregoing anti-dilution adjustment, will be [•] share of Common Stock. The holders of the Warrants have agreed to exercise all the Warrants held by them upon consummation of the Rights Offering.

THE OFFERING
Rights
We will distribute to Holders of record of our Common Stock and Holders of our Warrants and Series A Preferred Stock (in the case of the Warrants and the Series A Preferred Stock, on an as-converted basis) as of 5:00 p.m., New York City time, on [•], 2023, at no charge, non-transferable Rights to purchase an aggregate of [•] shares of Common Stock at a subscription price of $[•] per whole share. You will receive one Right for every share of Common Stock owned or issuable upon exercise or conversion of Warrants and Series A Preferred Stock owned as of the Record Date.
Basic Subscription Right
Each Right will allow you to purchase [•] shares of our Common Stock at a subscription price of $[•] per whole share.
Rights may only be exercised in whole numbers. After aggregating all of the shares subscribed for by a particular Holder, including shares subscribed for pursuant to the Over-Subscription Right, any fractional shares of our Common Stock created by the exercise of the Rights by that Holder will be rounded down to the nearest whole share for purposes of determining the number of shares of our Common Stock for which you may subscribe, with such adjustments as may be necessary to ensure that we offer [•] shares of Common Stock in the Rights Offering.
Over-Subscription Right
Each Rights holder who elects to exercise the Basic Subscription Right in full may also subscribe for additional shares at the same subscription price per share. If an insufficient number of shares is available to fully satisfy the Over-Subscription Right requests, the available shares will be allocated pro rata, after eliminating all fractional shares, among Rights holders who exercised their Over-Subscription Right based on the number of shares each Rights holder subscribed for under the Basic Subscription Right. The Subscription Agent will return any excess payments, without interest or deduction, promptly after the expiration of the Rights Offering. Only Record Date Holders who exercise in full all Rights issued to them are entitled to exercise the Over-Subscription Right.
Conditions to the Rights Offering
Your right to exercise your Rights is subject to the conditions described under “The Rights Offering – Conditions to the Rights Offering.”
Subscription Price
$[•] per share.
Record Date
[•], 2023.
Expiration Date
The Rights will expire, if not exercised, at 5:00 p.m., New York City time, on [•], 2023, unless extended by us, in our sole discretion. Any Rights not exercised at or before that time will expire without any payment to the holders of those unexercised Rights. Please note that if you hold your shares in “street name” through a broker, dealer, or other nominee who uses the services of DTC, DTC must receive the subscription instructions, Notice of Guaranteed Delivery (if applicable), and payment for the new shares before 2: p.m., New York City time, on the expiration date. See “The Rights Offering – Procedures for DTC Participants.”
Non-Transferability of Rights
The Rights may not be sold, transferred, assigned or given away to anyone, except that Rights will be transferable by operation of law (e.g., by death) or by such holders that are closed-end funds to funds affiliated with such holders. The Rights will not be listed for trading on any stock exchange or market.
Extension, cancellation, and amendment
We may extend the period for exercising your Rights in our sole discretion. We may cancel or terminate the Rights Offering in our sole discretion at any time on or before the expiration of the Rights Offering for any reason (including, without limitation, a change in the market price of our Common Stock). In the event that the Rights Offering is cancelled or terminated, all funds received from subscriptions by Holders will be returned. Interest will not be payable on any returned funds. We also reserve the right to amend the terms of the Rights Offering.
Procedure for Exercising Rights
If you are the record holder of shares of our Common Stock, Warrants or Series A Preferred Stock, to exercise your Rights you must complete the Rights Certificate and deliver it to the Subscription Agent together with full payment for all the Rights you elect to exercise. The Subscription Agent must receive the proper forms and payments on or before 5:00 p.m. New York City time on the expiration date of the Rights Offering. You may deliver the documents by first class mail, express mail, courier or other expedited service and payments by wire transfer of immediately available funds or certified bank or cashier’s check drawn upon a United States bank payable to the Subscription Agent. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.
Once you have exercised the Basic Subscription Right and, if elected, the Over-Subscription Right, your exercise may not be revoked. You should not exercise your Rights unless you are certain that you wish to purchase Common Stock in the Rights Offering. See “Summary — Recent Developments” and “Risk Factors — Risks Related to the Rights Offering — There may be material developments regarding us during the subscription period. In considering whether to exercise your Rights, you should consider that all exercises of Rights are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable.”

If you wish to exercise Rights, but you do not have sufficient time to deliver the Rights Certificate evidencing your Rights to the Subscription Agent on or before the time your Rights expire, you may exercise your Rights by exercising a Notice of Guaranteed Delivery (as described herein). See “The Rights Offering — Guaranteed Delivery Procedures.”
Rights not exercised prior to the expiration of the Rights Offering will lose their value.
How Rights Holders Can Exercise Rights Through Others
Please note that if you hold your securities in “street name” through a broker, dealer, or other nominee who uses the services of DTC, DTC must receive the subscription instructions, Notice of Guaranteed Delivery (if applicable), and payment for the new shares before 2:30 p.m., New York City time, on the expiration date. See “The Rights Offering — Procedures for DTC Participants.” If you are a beneficial owner of shares of our Common Stock, you should instruct your broker, custodian bank or nominee in accordance with the procedures described in the section of this prospectus titled “The Rights Offering — Beneficial Owners.”
How Non-U.S. Stockholders Can Exercise Rights
The Subscription Agent will not mail Rights Certificates to you if you are a stockholder whose address is outside the United States, and your Rights Certificates will be held by the Subscription Agent for your account until any instructions are received to exercise your Rights. If you are a Holder whose address is outside the United States, to exercise your Rights, you must notify the Subscription Agent on or prior to 11:00 a.m., New York City time, on [•], 2023, which is five business days prior to the expiration date for the Rights Offering, unless extended by us, and, if we so request, must establish to our satisfaction that you are permitted to exercise your Rights under applicable law. Any questions related to exercising Rights should be directed to the Subscription Agent. If you do not follow these procedures prior to the expiration of the Rights Offering, your Rights will expire. We will decide all questions concerning the timeliness, validity, form and eligibility of the exercise of your Rights and any such determinations by us will be final and binding.
No Revocation
All exercises of Rights are irrevocable. No exercise may be revoked or changed and no refunds will be paid. A Holder should not exercise its Rights unless certain that the Holder wants to purchase shares of our Common Stock in the Rights Offering at the subscription price set forth herein.
Material U.S. Federal Income Tax Consequences
Although the authorities governing transactions such as the Rights Offering are complex and unclear in certain respects (including with respect to the effects of the Over-Subscription Right and the participation in this

Rights Offering by holders of Series A Preferred Stock), we believe and intend to take the position that a U.S. Holder’s receipt of Rights pursuant to the Rights Offering may be treated as a taxable distribution with respect to such holder’s existing shares of Common Stock (including all shares of Common Stock received pursuant to the conversion of all Series A Preferred Stock prior to the Record Date) and should not be treated as a taxable distribution with respect to such holder’s Series A Preferred Stock and Warrants for U.S. federal income tax purposes. This position regarding the non-taxable treatment of the Rights Offering is not binding on the IRS or the courts. The fair market value of the Rights would be taxable to U.S. Holders of our Common Stock as a dividend to the extent of the U.S. Holder’s pro rata share of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain. The Company believes that it may have current and accumulated earnings and profits through the end of 2023. Further, if the Rights Offering is treated as a taxable distribution, the treatment of holders of Warrants is not clear, and it may differ from, and may be more adverse than, the treatment of the Rights distribution to the holders of Common Stock. For a more detailed discussion, including U.S. federal income tax considerations applicable to Non-U.S. Holders, see “Material U.S. Federal Income Tax Consequences.” You should consult your tax advisor as to the particular considerations applicable to you of the Rights Offering.
Issuance of Our Common Stock
We will issue shares purchased in the Rights Offering as soon as practicable after the expiration of the Rights Offering. All shares that are purchased in the Rights Offering will be issued in uncertificated book-entry form, meaning that you will receive a direct registration account statement from our transfer agent reflecting ownership of these securities if you are a Holder of record. If you hold your shares in the name of a bank, broker, dealer or other nominee, DTC will credit your nominee with the securities you purchased in the Rights Offering.
Payment Adjustments
Any payment that is insufficient to purchase the number of shares of our Common Stock requested, or if the number of shares of Common Stock requested is not specified in the Rights Certificate, the Subscription Agent will have the right to reject and return your subscription for correction. The Subscription Agent will return any excess funds without interest or a deduction where the payment exceeds the amount necessary for the full exercise, including any Over-Subscription Right exercised.
No Board Recommendation to Rights Holders
Neither the Company nor our Board has, or will, make any recommendation to Holders whether to exercise or let lapse their Rights in the Rights Offering. You should make an independent investment decision about whether to exercise or let lapse your Rights based on your own assessment of our business and the Rights Offering. Please see the section of this prospectus titled “Risk Factors” for a discussion of some of the risks involved in investing in our Common Stock.
Nasdaq Symbol for Our Common Stock
Our Common Stock is listed on Nasdaq under the symbol “LAZY.” On [•], 2023, the last trading day before the date of this prospectus, the closing price of our Common Stock on Nasdaq was $[•] per share.
Use of Proceeds
Assuming the Rights Offering is fully subscribed, we expect to receive aggregate net proceeds from this offering of approximately $[•] million, after deducting $[•] of estimated offering expenses incurred by us relating to the Rights Offering. We expect to use such proceeds for our growth initiatives including acquisitions and new business development activities and general corporate purposes, which may include repaying or refinancing our existing or future debt facilities. See “Use of Proceeds.”
Subscription Agent
Broadridge Corporate Issuer Solutions, LLC
Information Agent
Broadridge Corporate Issuer Solutions, LLC
Risk Factors
Exercising the Rights and investing in our Common Stock involves significant risks. We urge you to carefully read the section titled “Risk Factors” beginning on page 9 of this prospectus and the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2023 and June 30, 2023, and all other information included or incorporated by reference in the prospectus and this prospectus in its entirety before you decide whether to exercise your Rights.
Important Dates to Remember
Set forth below are certain important dates for this Rights Offering, which are generally subject to extension:
Record Date: [•], 2023
Deadline for Delivery of Notice of Guaranteed Delivery: 5:00 p.m., New York City time, on [•], 2023
Deadline for Delivery of Rights, Rights Certificates, and payment: 5:00 p.m., New York City time, on [•], 2023
Expiration Date: 5:00 p.m., New York City time, on [•], 2023
Anticipated Delivery of Shares Purchased in Rights Offering: on or before [•], 2023
For additional information concerning the Rights and our Common Stock, see “The Rights Offering” and “Description of Our Capital Stock” below.

RISK FACTORS
Investing in our securities involves risks. Before making an investment decision, you should carefully consider the specific risks described below, the risks described under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2023 and June 30, 2023, which are incorporated herein by reference, as well as other risk factors described under the caption “Risk Factors” included or incorporated by reference in the prospectus, including our other filings with the SEC, before making an investment decision.
Any of the risks we describe below or in the information incorporated herein by reference could cause our business, financial condition or operating results to suffer. The market price of our Common Stock could decline if one or more of these risks and uncertainties develop into actual events. You could lose all or part of your investment. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition or operating results. Some of the statements in this section of the prospectus are forward-looking statements. For more information, see the sections of this prospectus titled “Incorporation of Information by Reference” and “Special Note Regarding Forward-Looking Statements.”
Risks Related to the Rights Offering
Holders of the Warrants and holders of the Series A Preferred Stock are entitled to participate in the Rights Offering and, although such holders have waived certain anti-dilution adjustments in connection with the Rights Offering, there can be no assurance that they will do so in the future and such anti-dilution adjustments could cause dilution to our stockholders.
Holders of the Warrants and holders of the Series A Preferred Stock are entitled to participate in the Rights Offering pursuant to the terms of the Warrants and the Securities Purchase Agreement for the Series A Preferred Stock, respectively. As such, these Holders are being offered the Rights in this Rights Offering on the same terms as holders of our Common Stock. To the extent these Holders participate and other Holders do not participate, these Holders may increase their percentage of beneficial ownership of our Common Stock.
In addition to the participation rights described above, the Series A Preferred Stock and the Warrants may be subject to anti-dilution adjustments in connection with certain events, including the Rights Offering. The holders of the Series A Preferred Stock have fully waived these anti-dilution adjustments in connection with the Rights Offering. The holders of the Warrants have partially waived these anti-dilution adjustments agreeing to accept an adjustment that increases number of shares issuable upon exercise equal to one-half of the number of shares of our Common Stock that would result from the adjustment in the absence of the waiver. These holders have also agreed to exercise all of the Warrants (giving effect to the foregoing one-half adjustment) held by them upon consummation of the Rights Offering. Holders of the Warrants represent 100% of all Warrant holders. Consequently, once the Rights Offering is completed, there will be no outstanding Warrants. For illustrative purposes, if the Rights in this Rights Offering are fully exercised, we anticipate an adjustment to the exercise price of the Warrants resulting in the issuance of [•] additional shares of Common Stock upon exercise, in accordance with the anti-dilution provision. Therefore, if the Rights in this Rights Offering are fully exercised, the expected total number of shares of Common Stock to be issued upon the exercise of the Warrants, after accounting for the foregoing anti-dilution adjustment, will be [•] share of Common Stock. The holders of the Warrants have agreed to exercise all the Warrants held by them upon consummation of the Rights Offering. There can be no assurance that the holders of Series A Preferred Stock will waive such rights in the future in connection with another triggering event. If such holders do not waive such rights in the future, it may cause significant dilution to our stockholders.
The subscription price determined for this Rights Offering is not an indication of our value.
The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of the Common Stock to be offered in the Rights Offering. The market price of our Common Stock may decline during or after the Rights Offering, including below the applicable subscription price. After the date of this prospectus, our Common Stock may trade at prices above or below the subscription price.

There may be material developments regarding us during the subscription period. In considering whether to exercise your Rights, you should consider that all exercises of Rights are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable.
We currently expect that the Rights will expire if they are not exercised at 5:00 p.m., New York City time, on [•], 2023, which we may extend in our sole discretion. As a result, there may be material developments regarding us during such period. For example, on or about [•], 2023, we expect to issue our financial results for the quarterly period ended September 30, 2023. Because all exercises of Rights are irrevocable, you should therefore consider carefully whether you wish to delay any exercise of your Rights until after our issuance of those results since we cannot provide any assurance currently with respect to their content.
The Rights Offering may cause the price of our Common Stock to decrease.
The market price of our Common Stock may decrease upon the consummation of the Rights Offering as a result of the issuance of an additional [•] million shares of our Common Stock at a discount to the current trading price of our Common Stock. Further, if a substantial number of Rights are exercised and the holders of the shares acquired in the Rights Offering choose to sell some or all of such shares of Common Stock, the resulting sales could depress the market price of our Common Stock. As a result, the trading price of our Common Stock after the Rights Offering may be below the current trading price, and there can be no assurances that it is not below the price at which shares are offered for sale in the Rights Offering.
There is no guarantee that by the time the Rights Offering is completed, if at all, and the shares you purchase, if any, are delivered to you, the market price of our Common Stock will be above the subscription price. Further, because the exercise of your Rights is not expected to be revocable, you will not be able to revoke your exercise if the market price decreases prior to the delivery of the shares until after they are delivered.
There is no guarantee that the subscription price will be lower than the market price of our Common Stock at the time that the Rights Offering is completed, if at all, and the shares that you receive in the Rights Offering, if any, are delivered. Further, because the exercise of your Rights is not expected to be revocable, you will not be able to revoke your exercise if the market price decreases prior to the delivery of the shares until after they are delivered to you. Accordingly, the subscription price may be above the prevailing market price by the time that the shares of Common Stock are purchased and delivered. This may be due, among other things, to sales by other purchasers of shares in the Rights Offering given the substantial number of shares of our Common Stock being offered in the Rights Offering.
If you exercise your Rights in the Rights Offering and the market price of the Common Stock falls below the subscription price, then you will have committed to buy Common Stock in the Rights Offering at a price that is higher than the market price. Moreover, we cannot assure you that you will ever be able to sell shares of Common Stock that you received in the Rights Offering at a price equal to or greater than the subscription price. Until shares are issued to the record holder upon expiration of the Rights Offering, you may not be able to sell the shares of our Common Stock that you receive in the Rights Offering.
We expect to issue shares of our Common Stock purchased in the Rights Offering as soon as practicable after expiration of the Rights Offering. We will not pay interest on funds delivered to the Subscription Agent pursuant to the exercise of Rights.
If you do not exercise your Rights in full, your percentage ownership and voting rights will experience enhanced dilution, including as a result of certain anti-dilution rights held by Warrant holders. Even if you decide to participate in this Rights Offering, you will experience certain dilution as a result of the anti-dilution provision of our Warrants.
If you choose not to exercise your Rights, you will retain your current number of shares of our Common Stock. If other Holders fully exercise their Rights or exercise a greater proportion of their Rights than you exercise, the percentage of our Common Stock owned by these other Holders will increase relative to your ownership percentage, and your voting and other rights in the Company will likewise be diluted.
Even if you decide to fully exercise your Right you will experience certain dilution as a result of the anti-dilution provisions of our Warrants. The Series A Preferred Stock and the Warrants may be subject to anti-dilution adjustments in connection with certain events, including the Rights Offering. The holders of the Series A Preferred Stock have fully waived these anti-dilution adjustments in connection with the Rights

Offering. The holders of the Warrants have partially waived these anti-dilution adjustments agreeing to accept an adjustment that increases number of shares issuable upon exercise equal to one-half of the number of shares of our Common Stock that would result from the adjustment in the absence of the waiver. These holders have also agreed to exercise all of the Warrants (giving effect to the foregoing one-half adjustment) held by them upon consummation of the Rights Offering. Holders of the Warrants represent 100% of all Warrant holders. Consequently, once the Rights Offering is completed, there will be no outstanding Warrants. For illustrative purposes, if the Rights in this Rights Offering are fully exercised, we anticipate an adjustment to the exercise price of the Warrants resulting in the issuance of [•] additional shares of Common Stock upon exercise, in accordance with the anti-dilution provision. Therefore, if the Rights in this Rights Offering are fully exercised, the expected total number of shares of Common Stock to be issued upon the exercise of the Warrants, after accounting for the foregoing anti-dilution adjustment, will be [•] share of Common Stock. The holders of the Warrants have agreed to exercise all the Warrants held by them upon consummation of the Rights Offering. There can be no assurance that the holders of Series A Preferred Stock will waive such rights in the future in connection with another triggering event. If such holders do not waive such rights in the future, it may cause significant dilution to our stockholders.
We may decide not to continue with the Rights Offering or to terminate the Rights Offering and return your subscription payments without interest.
We may in our sole discretion decide not to continue with the Rights Offering or to terminate the Rights Offering at any time. We currently have no intention to terminate the Rights Offering but reserve the right to do so. If we elect to cancel or terminate the Rights Offering, we will not have any obligation with respect to the Rights except to return, without interest, any subscription payments the Subscription Agent received from you.
The Rights are not transferable, and there is no market for the Rights.
You may not sell, transfer, assign or give away your Rights, except that Rights will be transferable by operation of law (e.g., by death) or by such holders that are closed-end funds to funds affiliated with such holders. Because the Rights are non-transferable, there is no market or other means for you to directly realize any value associated with the Rights. You must exercise the Rights to realize any potential value from your Rights.
You may not be able to resell any shares of our Common Stock that you receive pursuant to the exercise of Rights immediately upon expiration of the Rights Offering period or be able to sell your shares at a price equal to or greater than the subscription price.
If you exercise Rights, you may not be able to resell the common stock that you receive in the Rights Offering until you, or your custodian bank, broker, dealer or other nominee, if applicable, have received those shares. Moreover, you will have no rights as a stockholder of the shares you received in the Rights Offering until we issue the shares to you. Although we will endeavor to issue the shares as soon as practicable after completion of the Rights Offering, and after all necessary calculations have been completed, there may be a delay between the expiration date of the Rights Offering and the time that the shares are issued. In addition, following the exercise of your Rights, you may not be able to sell your Common Stock at a price equal to or greater than the subscription price.
Because no minimum subscription is required and because we do not have formal commitments from our stockholders for the entire amount we seek to raise pursuant to the Rights Offering, we cannot assure you of the amount of proceeds that we will receive from the Rights Offering.
No minimum subscription is required for consummation of the Rights Offering. It is also possible that no Over-Subscription Rights will be exercised in connection with the Rights Offering. As a result, we cannot assure you of the amount of proceeds that we will receive in the Rights Offering. Therefore, if you exercise all or any portion of your Rights, but other Holders do not, we may not raise the desired amount of capital in the Rights Offering, the market price of our Common Stock could be adversely impacted and we may find it necessary to pursue alternative means of financing, which may be dilutive to your investment.
If you do not act promptly and follow the subscription instructions, your attempt to exercise Rights may be rejected.
Holders who desire to purchase shares of our Common Stock in the Rights Offering must act promptly to ensure that all required forms and payments are actually received by the Subscription Agent before 5:00 p.m., New York City time, on [•], 2023, the expiration date of the Rights Offering, unless extended by us, in our sole discretion. Please note that if you hold your shares in “street name” through a broker, dealer, or other nominee who uses the services of DTC, DTC must receive the subscription instructions, Notice of Guaranteed Delivery (if applicable), and payment for the new shares before 2:30 p.m., New York City time, on the expiration date. See “The Rights Offering — Procedures for DTC Participants.”
We will not be responsible if your broker, custodian or nominee fails to ensure that all required forms and payments are actually received by the Subscription Agent before the expiration date of the Rights Offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the Rights Offering, the Subscription Agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor the Subscription Agent undertake to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.
By participating in the Rights Offering and executing a Rights Certificate, you are making binding and enforceable representations to the Company.
By signing the Rights Certificate and exercising its Rights, each Holder agrees, solely with respect to such Holder’s exercise of Rights in the Rights Offering, that we have the right to void and cancel (and treat as if never exercised) any exercise of Rights, and securities issued pursuant to an exercise of Rights, if any of the agreements, representations or warranties of a subscriber in the Rights Certificate are false.
If you exercise the Over-Subscription Right, you may not receive all of the Common Stock for which you subscribe.
Exercise of the Over-Subscription Right will only be honored if and to the extent that the Basic Subscription Rights have not been exercised in full. If sufficient shares of Common Stock are available, we will seek to honor your over-subscription request in full. If, however, over-subscription requests exceed the number of shares of Common Stock available to be purchased pursuant to the Over-Subscription Right, we will allocate the available shares of Common Stock proportionately among Holders who exercised their Over-Subscription Right based on the number of shares of Common Stock each Holder subscribed for under such Holder’s basic subscription rights. As a result, you may not receive any or all of the shares of Common Stock for which you exercise your Over-Subscription Right. Only Holders of Common Stock, Warrants and Series A Preferred Stock on the Record Date who exercise in full all Rights issued to them are entitled to exercise the Over-Subscription Right.
As soon as practicable after 5:00 p.m., New York City time, on [•], 2023, the Subscription Agent will determine the number of shares of Common Stock that you may purchase, if any, pursuant to the Over-Subscription Right. If you have properly exercised your Over-Subscription Right, we will issue the shares of Common Stock purchased in the Rights Offering to the record holder as soon as practicable after the expiration date and after all allocations and adjustments have been effected. If you request and pay for more shares of Common Stock than are allocated to you, we will refund the overpayment, without interest or deduction. In connection with the exercise of the Over-Subscription Right, custodian banks, brokers, dealers and other nominee holders of Rights who act on behalf of beneficial owners will be required to certify to us and to the Subscription Agent as to the aggregate number of subscription Rights exercised, and the number of shares of Common Stock requested through the Over-Subscription Right, by each beneficial owner on whose behalf the nominee holder is acting.
You will not receive interest on subscription funds, including any funds ultimately returned to you.
You will not earn any interest on your subscription funds while they are being held by the Subscription Agent pending the closing of this Rights Offering. In addition, if we cancel the Rights Offering, neither we nor the Subscription Agent will have any obligation with respect to the Rights except to return, without interest, any subscription payments to you.
We will have broad discretion in the use of the net proceeds from this Rights Offering, which may include uses you do not agree with.
Assuming the Rights Offering is fully subscribed, we expect to receive aggregate net proceeds from this offering of approximately $[•] million, after deducting $[•] of estimated offering expenses incurred by us relating to the Rights Offering. We currently intend to use the net proceeds from this Rights Offering, after deducting our offering expenses, for our growth initiatives including acquisitions and new business development activities and general corporate purposes, which may include repaying or refinancing our existing or future debt facilities. For a more detailed discussion, see “Use of Proceeds.” Although we plan to use the net proceeds from this Rights Offering as described, we have not designated the amount of net proceeds from this Rights Offering to be used for any specific purpose. We will have broad discretion in the use of the net proceeds. You will be relying on the judgment of our management regarding the application of the proceeds of this Rights Offering. The results and effectiveness of the use of proceeds are uncertain, and we could spend the proceeds in ways that you do not agree with or that do not improve our results of operations or enhance the value of our Common Stock.
In administering the Rights Offering, we will be relying on statements, representations and other information provided to us by third parties.
In administering the exercising of Rights and the pro rating of Over-Subscription Rights in the Rights Offering, we will rely on the accuracy of various statements and representations provided to us by brokers, dealers, holders of Rights and other third parties. If these statements or representations are false or inaccurate, it may delay or otherwise negatively affect our or the Subscription Agent’s ability to administer this Rights Offering in accordance with the terms and conditions described in this prospectus.
The receipt of Rights may be treated as a taxable distribution to you.
Although the authorities governing transactions such as the Rights Offering are complex and unclear in certain respects (including with respect to the effects of the Over-Subscription Right and the participation in this Rights Offering by holders of Series A Preferred Stock), we believe and intend to take the position that a U.S. Holder’s receipt of Rights pursuant to the Rights Offering may be treated as a taxable distribution with respect to such holder’s existing shares of Common Stock (including all shares of Common Stock received pursuant to the conversion of all Series A Preferred Stock prior to the Record Date) and should not be treated as a taxable distribution with respect to such holder’s Series A Preferred Stock and Warrants for U.S. federal income tax purposes. This position regarding the non-taxable treatment of the Rights Offering is not binding on the IRS or the courts. The fair market value of the Rights would be taxable to U.S. Holders of our Common Stock as a dividend to the extent of the U.S. Holder’s pro rata share of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain. The Company believes that it may have current and accumulated earnings and profits through the end of 2023. Further, if the Rights Offering is treated as a taxable distribution, the treatment of holders of Warrants is not clear, and it may differ from, and may be more adverse than, the treatment of the Rights distribution to the holders of Common Stock. For a more detailed discussion, including U.S. federal income tax considerations applicable to Non-U.S. Holders, see “Material U.S. Federal Income Tax Consequences.” You should consult your tax advisor as to the particular considerations applicable to you of the Rights Offering.

USE OF PROCEEDS
Although we cannot determine what the actual net proceeds from the sale of Common Stock in the Rights Offering will be until the Rights Offering is completed, assuming the Rights Offering is fully subscribed, we expect to receive aggregate net proceeds from this offering of approximately $[•] million, after deducting $[•] of estimated offering expenses incurred by us relating to the Rights Offering.
We expect to use such proceeds for our growth initiatives including acquisitions and new business development activities and general corporate purposes, which may include repaying or refinancing our existing or future debt facilities.
This expected use of the net proceeds from this Rights Offering represents our intentions based upon our current plans and business conditions and numerous factors, which could change as our plans and business conditions evolve. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this Rights Offering or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual expenditures and the use of these proceeds may vary significantly depending on numerous factors, including the progress of our expansion efforts and acquisition activities, as well as any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of the net proceeds from this Rights Offering.
Pending the use of the proceeds from this Rights Offering, we may invest the net proceeds in a variety of capital preservation instruments, which may include all or a combination of short-term and long-term interest-bearing instruments. We cannot predict whether the proceeds invested will yield a favorable return.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2023 on:
•	an actual basis; and
•
a pro forma basis, to give effect to the issuance and sale of [•] shares of Common Stock in this Rights Offering and our receipt of the proceeds from this Rights Offering (based on the subscription price), after deducting estimated offering expenses.

The pro forma information set forth below is illustrative only and will be adjusted based on the number of shares actually sold. You should read this information in conjunction with our consolidated financial statements and notes thereto incorporated by reference into this prospectus.
	As of June 30, 2023 (Unaudited)
	Actual	Pro Forma
	(Dollars in thousands)
Cash	$24,173	$
Total current assets	454,636
Total liabilities	530,773
Series A convertible preferred stock; 600,000 shares, designated, issued, and outstanding; liquidation preference of $60,000	54,983
Stockholders’ Equity
Preferred Stock, $0.0001 par value; 5,000,000 shares authorized	—
Common Stock, $0.0001 par value; 100,000,000 shares authorized; 17,328,483 shares issued and 13,916,261 shares outstanding	—
Additional paid-in capital	162,211
Treasury Stock, at cost, 3,412,222 shares	(57,128)
Retained earnings	166,487
Total stockholders’ equity	$271,570	$
Total Capitalization	$768,717
The number of shares of our Common Stock to be outstanding after this Rights Offering reflected in the table above is based on 13,916,261 shares of Common Stock outstanding as of June 30, 2023 on a pro forma basis, and excludes:
•
6,081,661 shares of Common Stock issuable upon the conversion of 600,000 shares of Series A Preferred Stock, taking into account the accrued dividends which we may elect to pay in cash or shares of Common Stock;

•
300,357 shares of Common Stock issuable upon exercise of the Warrants. See “Prospectus Summary—Recent Developments-Anti-Dilution Waivers” for further information regarding an applicable anti-dilution provision; and

•	365,002 shares of Common Stock issuable upon exercise of outstanding options as of June 30, 2023, at a weighted average exercise price of $10.82 per share.

DILUTION
Purchasers of our Common Stock in the Rights Offering will experience an immediate dilution of the net tangible book value per share of our Common Stock. Our historical net tangible book value as of June 30, 2023, was $159,426 million, or $11.46 per share of our Common Stock. Net tangible book value per share is equal to our total net tangible book value, which is our total tangible assets less our total liabilities, divided by the number of shares of our outstanding Common Stock. Dilution per share equals the difference between the amount per share paid by purchasers of shares of our Common Stock in the Rights Offering and the net tangible book value per share of our Common Stock immediately after the Rights Offering. Our pro forma net tangible book value as of June 30, 2023 was $[•] million, or $[•] per share, based on the total number of shares of our Common Stock outstanding as of June 30, 2023, assuming we complete the Rights Offering and after giving effect to the issuance and sale of [•] shares of Common Stock in this Rights Offering and our receipt of the proceeds from this Rights Offering (based on the subscription price), after deducting estimated offering expenses of approximately $[•] million.
The following table illustrates this per-share dilution on a pro forma basis, on the assumptions and after giving effect to the adjustments described above.
Subscription price		$[•]
Net tangible book value per share as of June 30, 2023	$11.46
Pro forma net tangible book value per share as of June 30, 2023	[•]
Increase in pro forma net tangible book value per share	[•]
Dilution in net tangible book value per share to stockholders participating in this offering		[•]
We intend to complete the Rights Offering on or before [•], 2023, unless our Board elects to extend the Rights Offering in its discretion. The estimated net proceeds we will receive from the Rights Offering, after the payment of $[•] million of estimated expenses of the Rights Offering, will be $[•] million, on a pro forma basis.
The information above is as of June 30, 2023 and excludes the following:
•
6,081,661 shares of Common Stock issuable upon the conversion of 600,000 shares of Series A Preferred Stock, taking into account the accrued dividends which we may elect to pay in cash or shares of Common Stock;

•
300,357 shares of Common Stock issuable upon exercise of the Warrants. See “Prospectus Summary—Recent Developments-Anti-Dilution Waivers” for further information regarding an applicable anti-dilution provision; and

•	365,002 shares of Common Stock issuable upon exercise of outstanding options as of June 30, 2023, at a weighted average exercise price of $10.82 per share.
To the extent that outstanding options are exercised or restricted stock units vest and are settled, the investors purchasing our Common Stock in this Rights Offering will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations. To the extent that additional capital is raised through the sale of securities, the issuance of those securities could result in further dilution to our stockholders.

MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK
Market Information
Our Common Stock is listed on the Nasdaq Capital Market tier of Nasdaq under the ticker symbol “LAZY.”
Holders of Record
As of [•], 2023, we had [•] holders of record. The actual number of stockholders is greater than this number of record holders and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose Common Stock may be held in trust or by other entities.
Dividends
We have not paid any cash dividends on our Common Stock and do not plan to pay any cash dividends on our Common Stock in the foreseeable future. Our Board will determine our future dividend policy on the basis of many factors, including results of operations, capital requirements, and general business conditions, subject to any restrictions under our credit facility and the Certificate of Designations for the Series A Preferred Stock.

THE RIGHTS OFFERING
The Rights
We will distribute to Holders of record of our Common Stock and Holders of our Warrants and Series A Preferred Stock (in the case of the Warrants and the Series A Preferred Stock, on an as-converted basis) as of 5:00 p.m., New York City time, on [•], 2023, at no charge, non-transferable Rights to purchase an aggregate of [•] shares of Common Stock at a subscription price of $[•] per whole share. You will receive one Right for every share of Common Stock owned or issuable upon exercise or conversion of Warrants and Series A Preferred Stock owned as of the Record Date.
The Rights will be evidenced by Rights Certificates. Each Right will allow you to purchase [•] shares of our Common Stock at a subscription price of $[•] per whole share. If you elect to exercise your Basic Subscription Right in full, you may also subscribe, at the subscription price, for additional shares of our Common Stock under your Over-Subscription Right, if there are enough shares available, and subject to certain limitations set forth in this prospectus. The Rights will not be listed for trading on any securities exchange or trading system. The shares of Common Stock will be transferable following their issuance.
Reasons for the Rights Offering
In alignment with our growth strategy, we anticipate the need for additional funding. Such additional funding is expected place us in a stronger position to pinpoint and action potential partnerships and strategic acquisitions that align with our business interests. We believe the Rights Offering empowers our security holders to acquire more Common Stock, mitigating the dilution they might experience if we opted for conventional capital market fundraising methods. Our expectation is to use the net proceeds from the Rights Offering for our growth initiatives including acquisitions and new business development activities and general corporate purposes, which may include repaying or refinancing our existing or future debt facilities.
Expiration of the Rights Offering
You may exercise your subscription privilege at any time between [•], 2023 and 5:00 p.m., New York City time, on [•], 2023, the expiration date for the Rights Offering, unless extended by us. We may, in our sole discretion, extend the time for exercising the Rights. Please note that if you hold your shares in “street name” through a broker, dealer, or other nominee who uses the services of DTC, DTC must receive the subscription instructions, Notice of Guaranteed Delivery (if applicable), and payment for the new shares before 2:30 p.m., New York City time, on the expiration date. See “— Procedures for DTC Participants.”
Note that we intend to complete the Rights Offering on or before [•], 2023 unless our Board elects to extend the Rights Offering in its discretion. We may extend the expiration date of the Rights Offering by giving oral or written notice to the Subscription Agent and Information Agent on or before the scheduled expiration date. If we elect to extend the expiration of the Rights Offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date.
We reserve the right, in our sole discretion, to amend or modify the terms of the Rights Offering.
If you do not exercise your Rights before the expiration date of the Rights Offering, your unexercised Rights will be null and void and will have no value. We will not be obligated to honor your exercise of Rights if the Subscription Agent receives the documents relating to your exercise after the Rights Offering expires, regardless of when you transmitted the documents, except when you have timely transmitted the documents under the guaranteed delivery procedures described below.
Subscription Privileges
Your Rights entitle you to the Basic Subscription Right and the Over-Subscription Right.
Basic Subscription Right. With your Basic Subscription Right, you may purchase [•] shares of our Common Stock per Right, upon delivery of the required documents and payment of the subscription price of $[•] per whole share. You are not required to exercise all of your Rights unless you wish to purchase shares under your Over-Subscription Right. We will deliver to you the shares which you purchased with your Basic Subscription

Right as soon as practicable after the Rights Offering has expired. All shares that are purchased in the Rights Offering will be issued in uncertificated book-entry form, meaning that you will receive a direct registration account statement from our transfer agent reflecting ownership of these securities if you are a holder of record. If you hold your shares in the name of a bank, broker, dealer or other nominee, DTC will credit your nominee with the securities you purchased in the Rights Offering.
Over-Subscription Right. In addition to your Basic Subscription Right, you may subscribe for additional shares of our Common Stock, upon delivery of the required documents and payment of the subscription price of $[•] per share, before the expiration of the Rights Offering. You may only exercise your Over-Subscription Right if you exercised your Basic Subscription Right in full and other holders of Rights do not exercise their Basic Subscription Rights in full.
Pro Rata Allocation. If there are not enough shares to satisfy all subscriptions made under the Over-Subscription Right, we will allocate the remaining shares pro rata, after eliminating all fractional shares, among those oversubscribing Holders. If there is a pro rata allocation of the remaining shares and you receive an allocation of a greater number of shares than you subscribed for under your Over-Subscription Right, then we will allocate to you only the number of shares for which you subscribed. We will allocate the remaining shares among all other holders exercising their Over-Subscription Rights.
Full Exercise of Basic Subscription Right. You may exercise your Over-Subscription Right only if you exercise your Basic Subscription Right in full. To determine if you have fully exercised your Basic Subscription Right, we will consider only the Basic Subscription Rights held by you in the same capacity.
For example, suppose that you were granted Rights for shares of our Common Stock which you own individually and shares of our Common Stock which you own collectively with your spouse. If you wish to exercise your Over-Subscription Right with respect to the Rights you own individually, but not with respect to the Rights you own collectively with your spouse, you only need to fully exercise your Basic Subscription Right with respect to your individually owned Rights. You do not have to subscribe for any shares under the Basic Subscription Right owned collectively with your spouse to exercise your individual Over-Subscription Right.
When you complete the portion of your Rights Certificate to exercise your Over-Subscription Right, you will be representing and certifying that you have fully exercised your subscription privileges as to shares of our Common Stock which you hold in that capacity. You must exercise your Over-Subscription Right at the same time you exercise your Basic Subscription Right in full.
Return of Excess Payment. If you exercised your Over-Subscription Right and are allocated less than all of the shares for which you wished to subscribe, your excess payment for shares that were not allocated to you will be returned, without interest or deduction, as soon as practicable after the expiration date. We will deliver or cause the transfer agent to deliver shares that you purchased as soon as practicable after the expiration date and after all pro rata allocations and adjustments have been completed.
No Fractional Shares of Common Stock
We will not issue fractional shares of Common Stock. After aggregating all of the shares subscribed for by a particular stockholder, including shares subscribed for pursuant to the Over-Subscription Right, any fractional shares of our Common Stock created by the exercise of the Rights by that stockholder will be rounded down to the nearest whole share, with such adjustments as may be necessary to ensure that we offer [•] shares of Common Stock in the Rights Offering. Any excess subscription funds in respect of fractional shares will be returned to you, without interest or deduction, promptly after completion of the Rights Offering.
Conditions to the Rights Offering
Our obligation to consummate the Rights Offering is condition upon, among other things, Nasdaq approving for listing, subject to official notice of issuance, the shares of our Common Stock issuable upon exercise of the Rights.
We intend to complete the Rights Offering on or before [•], 2023, unless our Board elects to extend the Rights Offering in its discretion. We may cancel or terminate the Rights Offering, in whole or in part, at any time in our sole discretion. If we cancel or terminate the Rights Offering, in whole or in part, all affected Rights will expire without value, and all subscription payments received by the Subscription Agent will be returned promptly, without interest or deduction.

Method of Subscription — Exercise of Rights
If you are a record holder of shares of our Common Stock, you may exercise your Rights by delivering the following to the Subscription Agent, at or before 5:00 p.m., New York City time, on [•], 2023, the expiration date of the Rights Offering, unless extended by us:
•	Your properly completed and executed Rights Certificate with any required signature guarantees or other supplemental documentation; and
•	Your full subscription price payment for each share of Common Stock subscribed for under your Rights.
Your Rights will not be considered exercised unless the Subscription Agent receives from you, your broker, custodian or nominee, as the case may be, all of the required documents and your full subscription price payment before 5:00 p.m., New York City time, on [•], 2023, the expiration date of the Rights Offering, unless extended by us. Please note that if you hold your shares in “street name” through a broker, dealer, or other nominee who uses the services of DTC, DTC must receive the subscription instructions, Notice of Guaranteed Delivery (if applicable), and payment for the new shares before 2:30 p.m., New York City time, on the expiration date. See “— Procedures for DTC Participants.”
Method of Payment
The Subscription Agent will accept payment only by wire transfer of immediately available funds or certified bank or cashier’s check drawn upon a U.S. bank payable to the Subscription Agent. Payments by personal check or money order will not be accepted.
Receipt of Payment
Your payment of the subscription price will be deemed to have been received by the Subscription Agent only when:
•	the Subscription Agent receives a certified bank or cashier’s check drawn upon a U.S. bank payable to the Subscription Agent; or
•	the Subscription Agent receives a wire transfer of immediately available funds.
Payments by personal check or money order will not be accepted.
The Subscription Agent will hold your payment of the subscription price in a segregated account with other payments received from holders of Rights until we issue to you your Common Stock, or return your overpayment, if any.
Delivery of Subscription Materials and Payment
You should deliver your Rights Certificate and payment of subscription price, as provided herein, or, if applicable, nominee holder certifications, to the Subscription Agent by one of the methods described below:
By Mail: Broadridge Corporate Issuer Solutions, LLC Attn: BCIS Re-Organization Dept. P.O. Box 1317 Brentwood, NY 11717-0718	By Overnight Delivery: Broadridge Corporate Issuer Solutions, LLC Attn: BCIS IWS 51 Mercedes Way Edgewood, NY 11717
Your delivery to an address or by any method other than as set forth above will not constitute valid delivery and we may not honor the exercise of your Rights.
In considering which method of delivery to use, holders of Rights should take into consideration the amount of time remaining in the Rights Offering, as well as any guaranteed delivery procedures, to ensure that materials are delivered prior to the expiration of the Rights Offering.
You should direct any questions or requests for assistance concerning the method of subscribing for shares of Common Stock or for additional copies of this prospectus to the Information Agent.

Calculation of Rights Exercised
If you do not indicate the number of Rights being exercised, or do not make full payment of the total subscription price payment for the number of Rights that you indicate are being exercised, then the Subscription Agent will have the right to reject and return your subscription for correction. If your aggregate subscription price payment is greater than the amount you owe for your subscription, the Subscription Agent will return the excess amount to you without interest or deduction as soon as practicable after the expiration date of the Rights Offering. If we do not apply your full subscription price payment to your purchase of shares of our Common Stock, we or the Subscription Agent will return the excess amount to you, without interest or deduction, as soon as practicable after the expiration date of the Rights Offering.
Exercising a Portion of Your Rights
If you subscribe for fewer than all of the shares of our Common Stock represented by your Rights Certificate, you may receive from the Subscription Agent a new Rights Certificate representing your unused Rights.
If you do not indicate the number of Rights being exercised, or if you do not make full payment of the total subscription price payment for the number of Rights that you indicate are being exercised, (i) the Subscription Agent will have the right to reject and return your subscription for correction, or (ii) you will be deemed to have exercised your Right with respect to the maximum number of Rights that may be exercised with the aggregate subscription price payment you delivered to the Subscription Agent. If we do not apply your full subscription price payment to your purchase of shares of our Common Stock, we or the Subscription Agent will return the excess amount to you, without interest or deduction, as soon as practicable after the expiration date of the Rights Offering.
Missing or Incomplete Subscription Forms or Payment
If you fail to complete and sign the Rights Certificate or otherwise fail to follow the subscription procedures that apply to the exercise of your Rights before the Rights Offering expires, the Subscription Agent will reject your subscription or accept it to the extent of the payment received. Neither we nor our Subscription Agent undertake any responsibility or action to contact you concerning an incomplete or incorrect subscription form, nor are we under any obligation to correct such forms. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.
If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the Subscription Agent will have the right to reject and return your subscription for correction. Any excess subscription payments received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable following the expiration of the Rights Offering.
Your Funds Will Be Held by the Subscription Agent Until Shares of Common Stock Are Issued
The Subscription Agent will hold your payment of the subscription price in a segregated account with other payments received from other Rights holders until we issue your shares of Common Stock to you upon consummation of the Rights Offering.
Medallion Guarantee May Be Required
Your signature on each Rights Certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the Subscription Agent, unless:
•	your Rights Certificate provides that the shares of Common Stock are to be delivered to you as record holder of those Rights; or
•	you are an eligible institution.

Notice to Brokers and Nominees
If you are a broker, a trustee or a depositary for securities that holds shares of our Common Stock for the account of others as of 5:00 p.m., New York City time, on [•], 2023, the record Date, you should notify the respective beneficial owners of such shares of the Rights Offering as soon as possible to find out their intentions with respect to exercising their Rights. You should obtain instructions from the beneficial owners with respect to their Rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners
Beneficial Owners
If you are a beneficial owner of shares of our Common Stock or will receive your Rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the Rights Offering. If you wish to exercise your Rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold shares of our Common Stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. If you wish to obtain a separate Rights Certificate, you should contact the nominee as soon as possible and request that a separate Rights Certificate be issued to you.
Instructions for Completing Your Rights Certificate
You should read and follow the instructions accompanying the Rights Certificates carefully.
If you are a registered Holder and you want to exercise your Rights, you should send your Rights Certificate(s) and your subscription price payment to the Subscription Agent. DO NOT SEND YOUR RIGHTS CERTIFICATE(S) AND SUBSCRIPTION PRICE PAYMENT TO THE COMPANY.
You are responsible for the method of delivery of your Rights Certificate(s) with your subscription price payment to the Subscription Agent. You must pay, or arrange for payment, by means of a wire transfer of immediately available funds or certified bank or cashier’s check drawn upon a U.S. bank payable to the Subscription Agent. If you send your Rights Certificate(s) and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the Subscription Agent prior to the time the Rights Offering expires. Personal checks and money orders will not be accepted. Your payment of the subscription price will be deemed to have been received by the Subscription Agent only when:
•	the Subscription Agent receives a certified bank or cashier’s check drawn upon a U.S. bank payable to the Subscription Agent; or
•	the Subscription Agent receives a wire transfer of immediately available funds.
In considering which method of delivery to use, holders of Rights should take into consideration the amount of time remaining in the Rights Offering, as well as any guaranteed delivery procedures, to ensure that materials are delivered prior to the expiration of the Rights Offering.
Determinations Regarding the Exercise of Your Rights
We will decide all questions concerning the timeliness, validity, form and eligibility of the exercise of your Rights, and any such determinations by us will be final and binding. We, in our sole discretion, may waive, in any particular instance, any defect or irregularity or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine. We will not be required to make uniform determinations in all cases. We may reject the exercise of any of your Rights because of any defect or irregularity. We will not accept any exercise of Rights until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.
Neither we, the Subscription Agent nor the Information Agent will be under any duty to notify you of any defect or irregularity in connection with your submission of Rights Certificates, and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of Rights if your exercise is not in accordance with the terms of the Rights Offering or in proper form. We will also not accept the exercise of your Rights if our issuance of the shares of our Common Stock to you could be deemed unlawful under applicable law.

Guaranteed Delivery Procedures
If you wish to exercise Rights, but you do not have sufficient time to deliver the Rights Certificate evidencing your Rights to the Subscription Agent on or before the time your Rights expire, you may exercise your Rights by the following guaranteed delivery procedures:
•
deliver to the Subscription Agent on or prior to the expiration date your subscription price payment in full for each share you subscribed for under your subscription privileges in the manner set forth above in “— Method of Payment”;

•
deliver to the Subscription Agent on or prior to the expiration date the form titled “Notice of Guaranteed Delivery,” substantially in the form provided with the “Instructions as to Use of Lazydays Holdings, Inc.’s Rights Certificates” distributed with your Rights Certificates; and

•
deliver the properly completed Rights Certificate evidencing your Rights being exercised and the related nominee holder certification, if applicable, with any required signatures guaranteed, to the Subscription Agent within two business days following the date of your Notice of Guaranteed Delivery.

Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the “Instructions as to Use of Lazydays Holdings, Inc.’s Rights Certificates”, which will be distributed to you with your Rights Certificate. Your Notice of Guaranteed Delivery must come from an eligible institution, or other eligible guarantee institutions which are members of, or participants in, a signature guarantee program acceptable to the Subscription Agent.
In your Notice of Guaranteed Delivery, you must state:
•	your name;
•
the number of Rights represented by your Rights Certificates, the number of shares of our Common Stock you are subscribing for under your Basic Subscription Right and the number of shares of our Common Stock you are subscribing for under your Over-Subscription Right, if any; and

•
your guarantee that you will deliver to the Subscription Agent any Rights Certificates evidencing the Rights you are exercising within two business days following the date the Subscription Agent receives your Notice of Guaranteed Delivery.

You may deliver your Notice of Guaranteed Delivery to the Subscription Agent in the same manner as your Rights Certificates at the address set forth above under “— Delivery of Subscription Materials.” Any transmission of other materials will not be accepted and will not be considered a valid submission for the Rights Offering.
The Information Agent will send you additional copies of the form of Notice of Guaranteed Delivery if you need them. Please request any copies of the form of Notice of Guaranteed Delivery from the Information Agent toll-free at 888-789-8409, by e-mail at shareholder@broadridge.com, or by mail at:
Broadridge Corporate Issuer Solutions, LLC
P.O. Box 1317
Attn: BCIS Re-Organization Dept.
Brentwood, NY 11717-0718
United States Federal Income Tax Considerations
Although the authorities governing transactions such as the Rights Offering are complex and unclear in certain respects (including with respect to the effects of the Over-Subscription Right and the participation in this Rights Offering by holders of Series A Preferred Stock), we believe and intend to take the position that a U.S. Holder’s receipt of Rights pursuant to the Rights Offering may be treated as a taxable distribution with respect to such holder’s existing shares of Common Stock (including all shares of Common Stock received pursuant to the conversion of all Series A Preferred Stock prior to the Record Date) and should not be treated as a taxable distribution with respect to such holder’s Series A Preferred Stock and Warrants for U.S. federal income tax purposes. This position regarding the non-taxable treatment of the Rights Offering is not binding on the IRS or the courts. The fair market value of the Rights would be taxable to U.S. Holders of our Common Stock as a dividend to the extent of the U.S. Holder’s pro rata share of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain.

The Company believes that it may have current and accumulated earnings and profits through the end of 2023. Further, if the Rights Offering is treated as a taxable distribution, the treatment of holders of Warrants is not clear, and it may differ from, and may be more adverse than, the treatment of the Rights distribution to the holders of Common Stock. For a more detailed discussion, including U.S. federal income tax considerations applicable to Non-U.S. Holders, see “Material U.S. Federal Income Tax Consequences.” You should consult your tax advisor as to the particular considerations applicable to you of the Rights Offering.
Regulatory Limitation
We will not be required to issue the shares of our Common Stock to you pursuant to the Rights Offering if, in our opinion, it would be unlawful to do so or you would be required to obtain prior clearance or approval from any foreign, state or federal regulatory authorities to own or control such shares if, at the time the Rights Offering expires, you have not obtained such clearance or approval.
Questions About Exercising Rights
If you have any questions or require assistance regarding the method of exercising your Rights or requests for additional copies of this document or the “Instructions as to Use of Lazydays Holdings, Inc.’s Rights Certificates,” you should contact the Information Agent at the address and telephone number set forth under “Questions & Answers — What should I do if I have other questions?” included elsewhere in this prospectus.
Subscription Agent and Information Agent
We have appointed Broadridge Corporate Issuer Solutions, LLC to act as Subscription Agent and Information Agent for the Rights Offering. You should direct any questions or requests for assistance concerning the method of subscribing for the shares of our Common Stock or for additional copies of this prospectus to the Information Agent.
Fees and Expenses
We will pay all fees charged by the Subscription Agent and Information Agent and all other expenses incurred by us in the Rights Offering. You are responsible for paying any commissions, fees, taxes or other expenses incurred in connection with your exercise of your Rights.
No Revocation
Once you have exercised your Rights, you may not revoke your exercise. All exercises of Rights are irrevocable. You should not exercise your Rights unless you are certain that you wish to purchase Common Stock in the Rights Offering. See “Summary — Recent Developments” and “Risk Factors — Risks Related to the Rights Offering — There may be material developments regarding us during the subscription period. In considering whether to exercise your Rights, you should consider that all exercises of Rights are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable.” Rights not exercised before the expiration date of the Rights Offering will expire and will have no value.
Procedures for DTC Participants
If you are a broker, a dealer, a trustee or a depositary for securities who holds our Common Stock for the account of others as a nominee holder, you may exercise your beneficial owners’ basic and Over-Subscription Rights through DTC. Any Rights exercised through DTC are referred to as “DTC Exercised Rights.” You may exercise your DTC Exercised Rights through DTC’s PSOP Function on the “agents subscription over PTS” procedures and instructing DTC to charge the applicable DTC account for the subscription payment and to deliver such amount to the Subscription Agent. DTC must receive the subscription instructions, Notice of Guaranteed Delivery (if applicable), and payment for the new shares before 2:30 p.m., New York City time, on the expiration date, unless guaranteed delivery procedures are utilized with respect to delivery of your Rights Certificate, as described above.
Subscription Price
The subscription price is $[•] per share. For more information with respect to how the subscription price was determined, see “– Reasons for the Rights Offering” and “Questions & Answers — How was the subscription price of $[•] per share of Common Stock determined?” included elsewhere in this prospectus.

Transferability
The Rights are evidenced by a Rights Certificate and are non-transferable, except that Rights will be transferable by operation of law (e.g., by death) or by such holders that are closed-end funds to funds affiliated with such holders. The Rights will not be listed for trading on any securities exchange or trading system. The shares of Common Stock included in shares will be transferable following their issuance.
Extensions and Termination
We may extend the Rights Offering and the period for exercising your Rights, in our sole discretion. In addition, we may terminate the Rights Offering at any time prior to the time the Rights Offering expires.
No Recommendation
An investment in shares of our Common Stock must be made according to each investor’s evaluation of such investor’s own best interests and after considering all of the information herein, including the “Risk Factors” section beginning on page 9 of this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2022 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2023 and June 30, 2023, each hereby incorporated by reference in this prospectus.
Neither the Company nor our Board has, or will, make any recommendation to stockholders whether to exercise or let lapse their Rights in the Rights Offering. You should make an independent investment decision about whether to exercise or let lapse your Rights based on your own assessment of our business and the Rights Offering.
Purchase Commitments
No minimum subscription is required for consummation of the Rights Offering.
Non-U.S. Stockholders
The Subscription Agent will not mail Rights Certificates to stockholders on the record date whose addresses are outside the United States, and your Rights Certificates will be held by the Subscription Agent for your account until any instructions are received to exercise your Rights. If you are a stockholder whose address is outside the United States, to exercise your Rights, you must notify the Subscription Agent before 11:00 a.m., New York City time, on [•], 2023, which is five business days prior to the expiration date for the Rights Offering, unless extended by us, and, if we so request, must establish to our satisfaction that you are permitted to exercise your Rights under applicable law. Any questions related to exercising Rights should be directed to the Subscription Agent. If these procedures are not followed prior to the expiration date, those holders’ Rights will expire. We will decide all questions concerning the timeliness, validity, form and eligibility of the exercise of your Rights, and any such determinations by us will be final and binding.
This Rights Offering is not being made in any state or other jurisdiction in which it would be unlawful to do so, nor are we selling to you, or accepting any offers from you to purchase, shares of our Common Stock if you are a resident of any such state or other jurisdiction. If necessary, we may delay commencement of the Rights Offering in certain states or other jurisdictions in order to comply with the securities law requirements of those states or other jurisdictions. We do not anticipate that there will be any changes in the Rights Offering, and we may, in our sole discretion, decline to make modifications to the terms of the Rights Offering requested by regulators in states or other jurisdictions, in which case stockholders who live in those states or other jurisdictions will not be eligible to participate in the Rights Offering.
Shares of Common Stock Outstanding after the Rights Offering
As of [•], 2023, we had [•] shares of Common Stock issued and [•] shares of Common Stock outstanding, 600,000 shares of Series A Preferred Stock issued and outstanding and [•] Warrants issued and outstanding.
In this Rights Offering, we are offering the Right to purchase [•] million shares of Common stock. As a result, following the Rights Offering, we will have [•] shares of Common Stock issued and [•] shares of Common Stock outstanding, or, taking into account the expected exercise of the Warrants upon the consummation of this Rights Offering, we will have [•] shares of Common Stock issued and [•] shares of Common Stock outstanding.

DESCRIPTION OF OUR CAPITAL STOCK
The following is a description of the material terms of our Common Stock and preferred stock as set forth in our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), our Bylaws (the “Bylaws”), and our Certificate of Designations of Series A Preferred Stock (the “Certificate of Designation”), which govern the rights of our Common Stock and preferred stock. This description is only a summary. You should read it together with the Certificate of Incorporation, Bylaws, and Certificate of Designation, which are included as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and incorporated by reference herein.
General
Our Certificate of Incorporation provides for the issuance of 100,000,000 shares of Common Stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share. As of [•], 2023, we had [•] shares of Common Stock outstanding and 600,000 shares of Series A Preferred Stock outstanding.
Common Stock
The holders of our Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of our shares voted for the election of directors can elect all of the directors.
Holders of our Common Stock do not have any conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our Common Stock.
We have not paid any cash dividends on our Common Stock and do not plan to pay any cash dividends on our Common Stock in the foreseeable future. Our Board will determine our future dividend policy on the basis of many factors, including results of operations, capital requirements, and general business conditions, subject to any restrictions under our credit facility and the Certificate of Designations for the Series A Preferred Stock.
Our Board currently consists of seven (7) directors who are divided into three classes including two (2) directors designated by the holders of the Series A Preferred Stock. Directors in each class serve a three-year term. The terms of each class expire at successive annual meetings so that the stockholders elect one class of directors at each annual meeting. The current classification of our Board is: (i) Class A – has two (2) directors with a term expiring at the 2025 annual meeting of stockholders; (ii) Class B – has one (1) director with a term expiring at the 2026 annual meeting of stockholders; and (iii) Class C – has three (3) directors with a term expiring at the 2024 annual meeting of stockholders.
Preferred Stock
Our Certificate of Incorporation authorizes the issuance of 5,000,000 shares of blank check preferred stock with such designations, rights and preferences as may be determined from time to time by our Board. Any designated series of preferred stock shall have such powers, designations, preferences and relative, participation or optional or other special rights and qualifications, limitations or restrictions as shall be expressed in the resolution adopted by the Board. Once designated by our Board, each series of preferred stock will have specific financial and other terms that will be described in a prospectus supplement. The description of the preferred stock that is set forth in any prospectus supplement is not complete without reference to the documents that govern the preferred stock. These include our Certificate of Incorporation and any certificates of designation that our Board may adopt. Prior to the issuance of shares of each series of preferred stock, the Board is required by the Delaware General Corporation Law (“DGCL”) and our Certificate of Incorporation to adopt resolutions and file a certificate of designations with the Secretary of State of the State of Delaware. The certificate of designations fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions, including, but not limited to, some or all of the following: (i) entitled to voting powers, full or limited; (ii) subject to redemption at such time or times and at such price or prices as our Board may establish; (iii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series as our Board may establish; (iv) entitled to such rights upon the dissolution of us, or upon any distribution of our assets, as our Board may establish; or (v) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of ours at such price or prices or at such rates of exchange and with such adjustments as our Board may establish.

Series A Preferred Stock
In connection with the PIPE investment on March 15, 2018, we designated 600,000 shares as Series A Preferred Stock.
The material terms of the Series A Preferred Stock are as follows:
The Series A Preferred Stock ranks senior to all outstanding capital stock of the Company. Except as required by law or by the Certificate of Designation, holders of the Series A Preferred Stock will be entitled to vote on an as-converted basis together with the holders of our Common Stock, and not as a separate class, at any annual or special meeting of Company stockholders. However, the Certificate of Designation provides holders of the Series A Preferred Stock with a separate vote requiring the vote or consent of a majority of the Series A Preferred Stock (unless otherwise waived by a majority of the Series A Preferred Stock) relating to certain actions, including: (i) the liquidation, dissolution or winding up of the Company if the holders of Series A Preferred Stock will not have the option to receive the full liquidation preference; (ii) any amendment or repeal of the Certificate of Incorporation or Bylaws that adversely modifies the rights, preferences, privileges or voting powers of the Series A Preferred Stock; (iii) any authorization or issuance of a new class of securities having rights, preferences or privileges senior to or on parity with the Series A Preferred Stock: (iv) any increase or decrease in the authorized number of Series A Preferred Stock; (v) any increase in the number of members of the Board above eight (8); (vi) certain issuances of senior indebtedness or certain incurrences of floor plan financing; (vii) any sale or agreement to license any material asset or material portion of the assets of the Company or any subsidiary other than in the ordinary course of business; (viii) the making of capital expenditures during any four consecutive fiscal quarters in excess of 25% of earnings before interest, taxes, depreciation, and amortization (“EBITDA”) for such four (4) fiscal quarters; (ix) any change by the Company or any subsidiary in its principal line of business or entry into an additional line of business; and (x) the appointment of any Chief Executive Officer, other than William Murnane.
The Series A Preferred Stock will be convertible into shares of our Common Stock at the holder’s election at any time, and such holder will receive such number of shares of Common Stock as is equal to the product obtained by multiplying the conversion rate then in effect by the number of shares of Series A Preferred Stock being converted, plus cash in lieu of fractional shares. The conversion rate is calculated as the quotient obtained by dividing the liquidation preference then in effect by the conversion price. Currently, the conversion rate is 9.9378882 calculated by dividing the liquidation preference currently in effect of $100 by the initial conversion price of $10.0625. The conversion price will be subject to adjustment for stock dividends, forward and reverse splits, combinations and similar events, as well as for certain dilutive issuances. Holders of Series A Preferred Stock, waived those rights in connection with this Rights Offering. The liquidation preference and initial conversion price are set forth in the Certificate of Designation and were determined based on the valuation of the securities of Andina taking into account the impact of the Mergers and the rights and preferences of the Series A Preferred Stock. As a result, the 600,000 shares of Series A Preferred Stock are convertible into 5,962,733 shares of Common Stock (this excludes accrued dividends which the Company may elect to pay in cash or shares of Common Stock).
Dividends on the Series A Preferred Stock will accrue at an initial rate of 8% per annum (the “Dividend Rate”), compounded quarterly, and be payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year (unless any such day is not a business day, in which event such preferred dividends shall be payable on the next succeeding business day, without accrual to the actual payment date). If we do not declare and pay dividends on any dividend payment date, such accrued and unpaid dividends, until paid in full in cash, will accrue at the then applicable Dividend Rate plus 2%. The Dividend Rate will be increased to 11% per annum, compounded quarterly, in the event our senior indebtedness less unrestricted cash during any trailing twelve month period ending at the end of any fiscal quarter is greater than 2.25 times EBITDA (as defined in the Certificate of Designations of the Series A Preferred Stock) for such preceding twelve (12)-month period. The Dividend Rate will be reset to 8% at the end of the first fiscal quarter when our senior indebtedness less unrestricted cash during the trailing twelve month period ending at the end of such quarter is less than 2.25 times EBITDA for such preceding twelve (12)-month period.
If, at any time following the second anniversary of the issuance of the Series A Preferred Stock, the volume weighted average price of our Common Stock equals or exceeds $25.00 (as adjusted for stock dividends, splits, combinations and similar events) for a period of thirty consecutive trading days, we may force the conversion of any or all of the outstanding Series A Preferred Stock at the conversion price then in effect. From and after the eighth anniversary of the issuance of the Series A Preferred Stock, we may elect to redeem all, but not less than all, of the outstanding Series A Preferred Stock in cash at the stated value thereof plus all accrued and unpaid dividends. From and after the ninth anniversary of the issuance of the Series A Preferred Stock, each holder of Series A Preferred Stock has the right to require us to redeem all of such holder’s outstanding shares of Series A Preferred Stock in cash at the stated value thereof plus all accrued and unpaid dividends.
In the event of any liquidation, merger, sale, dissolution or winding up of the Company, holders of the Series A Preferred Stock will have the right to (i) payment in cash equal to the liquidation preference thereof plus all accrued and unpaid dividends, or (ii) convert the shares of Series A Preferred Stock into our Common Stock and participate on an as-converted basis with our holders of Common Stock.
So long as the Series A Preferred Stock is outstanding, the holders thereof, by the vote or written consent of the holders of a majority in voting power of the outstanding Series A Preferred Stock, shall have the right to designate two members to our Board.
The holders of Series A Preferred Stock may elect in writing to the Company to be subject to a beneficial ownership limitation, initially set at 9.99% (but which may subsequently be set at a higher or lower percentage by the electing holder) of the shares of Common Stock then outstanding after giving effect to the issuance of shares of Common Stock upon conversion of the Series A Preferred Stock held by such holder. If a holder of the Series A Preferred Stock has elected to be subject to a beneficial ownership limitation, the Company shall not effect any conversion of the Series A Preferred Stock and the holder shall not have any right to convert any portion of the Series A Preferred Stock if after giving effect to such conversion, the holder would beneficially own in excess of its then applicable beneficial ownership limitation.
The securities purchase agreement entered into in connection with the sale of the Series A Preferred Stock also includes the following rights:
•
Subject to applicable securities laws and regulations, any purchaser that continues to hold Series A Preferred Stock convertible into 5% or more of the then issued and outstanding shares of our Common Stock shall also have a preemptive right to purchase its pro rata share of all equity securities that we may, from time to time, propose to sell and issue after the consummation of the Mergers (subject to certain exceptions), including this Rights Offering.

•
If we seek to consummate any debt financings (other than (i) non-distressed floor plan financings on customary terms and conditions and with an interest rate of not greater than 5% per annum, (ii) the replacement or refinancing of existing indebtedness where the replaced or refinanced indebtedness does not exceed the existing amount of indebtedness and are not on terms materially worse than the indebtedness being replaced or refinanced, and (iii) advances or other extensions of credit under a revolving credit facility or floor plan credit facility) after the consummation of the Mergers, Coliseum Capital Management, LLC shall be entitled to a right of first refusal to provide the funding necessary for such debt financings provided that it still holds an aggregate of at least $10 million of the Series A Preferred Stock. Coliseum Capital Management, LLC will have a period of 15 business days to notify us of its intention to exercise its right.

There are no sinking fund provisions applicable to our shares of Series A Preferred Stock.
Registration Rights
We are party to a registration rights agreement pursuant to which certain stockholders have been granted certain demand and “piggy-back” registration rights with respect to their securities. Additionally, the investors who simultaneously with the closing of our merger purchased convertible preferred stock, common stock and warrants for an aggregate purchase price of $94.8 million (the “PIPE Investment”) were granted registration rights pursuant to which we filed a registration statement covering the resale of granted securities. This resale registration statement is currently effective. In connection with such registration rights for the PIPE Investment, we agreed to pay all fees and expenses incident to the performance of the registration rights, including any underwriting commissions, broker fees or similar fees and commissions.
Provisions of Delaware Law, the Certificate of Incorporation and Bylaws
Provisions of the DGCL, the Certificate of Incorporation, the Bylaws and other relevant documents described below could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.
Delaware Anti-Takeover Statute. We have elected to be subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15 percent or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the Board, including discouraging attempts that might result in a premium over the market price for the shares of Common Stock.
Limitation of Liability and Indemnification of Officers and Directors. Subject to certain exceptions, the DGCL authorizes corporations to limit or eliminate the personal liability of directors or officers to corporations and their stockholders for monetary damages for breaches of directors’ or officers’ fiduciary duties as directors or officers. The Certificate of Incorporation and Bylaws include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of the Company, or for serving at our request as a director or officer or in another position at another corporation or enterprise, as the case may be. The Bylaws also provide that we must advance expenses incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit, or proceeding, subject to our receipt of an undertaking by or on behalf of such officer or director to repay amounts advanced if it is ultimately determined that such director or officer is not entitled to indemnification by the Company. We are also expressly authorized to carry directors’ and officers’ liability insurance.
The limitation of liability and indemnification provisions in the Certificate of Incorporation and the Bylaws may discourage stockholders from bringing a lawsuit against directors or officers for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. We may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
Authorized but Unissued Shares of Common Stock. Our authorized but unissued shares of Common Stock will be available for future issuance without approval by the holders of Common Stock. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, employee benefit plans and as consideration for or to finance future acquisitions, investments or other purposes. The existence of authorized but unissued shares of Common Stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Undesignated Preferred Stock. Our Certificate of Incorporation and Bylaws authorize 5,000,000 shares of undesignated preferred stock and 600,000 of these shares have been designated as Series A Preferred Stock. As a result, our Board may, without the approval of holders of Common Stock, issue 4,400,000 shares of preferred stock with super voting, special approval, dividend or other rights or preferences that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control or management of the Company.
Classified Board. As discussed above, our Board currently consists of seven (7) directors who are divided into three classes. Pursuant to the Certificate of Incorporation, directors in each class serve a three-year term. The terms of each class expire at successive annual meetings so that the stockholders elect one class of directors at each annual meeting. The classified board provisions in the Certificate of Incorporation could make it more difficult to acquire us by means of a proxy contest or to remove incumbent directors.

Exclusive Forum. Unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware, or if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Section 27 of the Securities Exchange Act of 1934, as amended, provides for exclusive federal jurisdiction over suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and as such the exclusive jurisdiction clauses set forth above would not apply to such suits. Furthermore, Section 22 of the Securities Act of 1933, as amended (the “Securities Act”), provides for concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, and as such the exclusive jurisdiction clauses set forth above would not apply to such suits.
Listing
Our shares of Common Stock are listed on the Nasdaq Capital Market under the symbol “LAZY.” We cannot assure you that our Common Stock will continue to be listed on the Nasdaq Capital Market as we might not meet certain continued listing standards in the future. Our shares of Series A Preferred Stock are currently not listed or traded on any exchange or marketplace and we do not intend to apply for listing or quotation of our Series A Preferred Stock on any exchange or marketplace in the future.
Transfer Agent
The transfer agent for our shares of Common Stock is Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, New York 10004.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following discussion is a summary of the material U.S. federal income tax consequences of the receipt and exercise (or expiration) of the Rights acquired through the Rights Offering and the ownership and disposition of shares of our Common Stock received upon exercise of the Rights. This discussion does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of the Rights or shares of our Common Stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the receipt of Rights through the Rights Offering by persons holding shares of our Common Stock, Series A Preferred Stock or Warrants entitled to receive Rights pursuant to this Rights Offering, the exercise (or expiration) of the Rights, and the acquisition, ownership and disposition of shares of our Common Stock acquired upon exercise of the Rights.
This discussion is limited to the Rights acquired through the Rights Offering and shares of our Common Stock acquired upon exercise of Rights, in each case, that are held as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the alternative minimum tax, the unearned income Medicare contribution tax, estate or gift tax consequences or the indirect effects on holders of interests in a beneficial owner of the Rights. In addition, it does not address consequences relevant to holders subject to particular rules, including, without limitation:
•	U.S. expatriates and former citizens or long-term residents of the United States;
•
persons holding the Rights, shares of our Common Stock, Series A Preferred Stock or Warrants as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;
•	brokers, dealers or traders in securities or currencies or traders that elect to mark-to-market their securities;
•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
•	partnerships or other entities or arrangements treated as partnerships or other pass-through entities for U.S. federal income tax purposes (and investors therein);
•	real estate investment trusts, regulated investment companies, grantor trusts, tax-exempt organizations or governmental organizations;
•	persons deemed to sell the Rights, shares of our Common Stock, Series A Preferred Stock or Warrants under the constructive sale provisions of the Code;
•	persons subject to special tax accounting rules as a result of any item of gross income being taken into account in an applicable financial statement (as defined in the Code);
•	persons for whom our stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code;
•
persons who received, hold or will receive shares of our Common Stock, Series A Preferred Stock, Warrants or the Rights pursuant to the exercise of any employee stock option or otherwise as compensation and persons who hold restricted Common Stock;

•	tax-qualified retirement plans; and
•	U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar.

If an entity treated as a partnership for U.S. federal income tax purposes holds shares of our Common Stock, Series A Preferred Stock, Warrants, the Rights or shares of our Common Stock acquired upon exercise of Rights, as the case may be, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.
THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE RECEIPT, OWNERSHIP AND EXERCISE OF RIGHTS AND THE ACQUISITION, OWNERSHIP AND DISPOSITION OF SHARES OF OUR COMMON STOCK ACQUIRED UPON EXERCISE OF RIGHTS ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Tax Considerations Applicable to U.S. Holders
Definition of a U.S. Holder
For purposes of this discussion, a “U.S. Holder” is any beneficial owner of shares of our Common Stock, our Series A Preferred Stock, our Warrants, our Rights or shares of our Common Stock acquired upon exercise of Rights, as the case may be, that, for U.S. federal income tax purposes, is or is treated as any of the following:
•	an individual who is a citizen or resident of the United States;
•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•
a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more United States persons (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person (within the meaning of Section 7701(a)(30) of the Code) for U.S. federal income tax purposes.

Receipt of Rights
The authorities governing transactions such as the Rights Offering are complex and unclear in certain respects (including with respect to the effects of the Over-Subscription Right and the distribution of Rights to holders of Series A Preferred Stock and Warrants). A U.S. Holder’s receipt of Rights pursuant to the Rights Offering may be treated as a taxable distribution with respect to such holder’s existing shares of Common Stock and should not be treated as a taxable distribution with respect to such holder’s Series A Preferred Stock or Warrants, as applicable, for U.S. federal income tax purposes. Section 305(a) of the Code generally provides that the receipt by a shareholder of a right to acquire stock or warrants is not included in the taxable income of the shareholder; however, the general non-recognition rule in Section 305(a) of the Code is subject to exceptions described in Section 305(b) of the Code, which include “disproportionate distributions.” A disproportionate distribution is generally a distribution or a series of distributions, including deemed distributions, that has the effect of the receipt of cash or other property by some shareholders (including holders of rights to acquire stock and holders of debt instruments convertible into stock) and an increase in the proportionate interest of other shareholders (including holders of rights to acquire stock and holders of debt instruments convertible into stock) in a corporation’s assets or earnings and profits.
During the last 36 months, the Company has made quarterly dividend payments to holders of Series A Preferred Stock and holders of Common Stock may be treated as having received an increase in their proportionate interest in the Company’s assets or earnings and profits through a decrease in the conversion ratio with respect to both the Series A Preferred Stock and Warrants.
As described above under “Description of Our Capital Stock—Preferred Stock—Series A Preferred Stock,” our Series A Preferred Stock is convertible into 5,962,733 shares of Common Stock and is entitled to participate in this Rights Offering on an as-converted basis. If any of our Series A Preferred Stock does not convert into shares of our Common Stock prior to the record date of this Rights Offering and therefore participates in the Rights Offering on an as-converted basis, the issuance of the Rights pursuant to this Rights Offering would not qualify as a non-taxable distribution under Section 305 of the Code if the Series A Preferred Stock is treated as preferred stock for purposes of Section 305 of the Code. Although not free from doubt, we believe that the Series A Preferred Stock does not constitute preferred stock for purposes of Section 305 of the Code.
If this Rights Offering is a taxable distribution, with respect to any shareholder, then the fair market value of such U.S. Holder’s increase in the share of earnings and profits of the Company would be taxable to such U.S. Holders as a dividend to the extent of the U.S. Holder’s pro rata share of the Company’s current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain. The Company believes that it may have current and accumulated earnings and profits through the end of 2023. Further, if the Rights issuance is treated as a taxable distribution, the treatment of holders of Warrants is not clear, and it may differ from, and may be more adverse than, the treatment of the Rights distribution to the U.S. Holders of Common Stock.
Tax Basis in the Rights
If the Rights issuance pursuant to this Rights Offering is treated as a non-taxable distribution and if the fair market value of the Rights a U.S. Holder receives is less than 15% of the fair market value of the U.S. Holder’s existing shares of Common Stock or Warrants, in each case, with respect to which the Rights are distributed on the date the U.S. Holder receives the Rights, Section 307(b) of the Code provides that the Rights will be allocated a zero tax basis for U.S. federal income tax purposes, unless the U.S. Holder elects to allocate the tax basis in the holder’s existing shares of Common Stock or Warrants between the existing shares of Common Stock and the Rights in proportion to the relative fair market values of the existing shares of Common Stock or Warrants and the Rights determined on the date of receipt of the Rights. If a U.S. Holder chooses to allocate tax basis between the holder’s existing shares of Common Stock or Warrants and the Rights, the U.S. Holder must make this election on a statement included with the holder’s timely filed U.S. federal income tax return (including extensions) for the taxable year in which the U.S. Holder receives the Rights. Such an election is irrevocable.
However, if the fair market value of the Rights a U.S. Holder receives is 15% or more of the fair market value of the holder’s existing shares of Common Stock or Warrants on the date the U.S. Holder receives the Rights, then the U.S. Holder must allocate tax basis in the existing shares of Common Stock or Warrants between those shares and the Rights the U.S. Holder receives in proportion to their fair market values determined on the date the U.S. Holder receives the Rights. Please refer to the discussion below regarding the U.S. tax treatment of a U.S. Holder that, at the time of the receipt of the Right, no longer holds the Common Stock or Warrants with respect to which the Right was distributed.
If the Rights issued pursuant to this Rights Offering are treated as a taxable distribution, then the U.S. Holder will receive the Rights with a basis equal to their fair market value on the date of the distribution for U.S. federal income tax purposes.
The fair market value of the Rights on the date that the Rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the Rights on that date. In determining the fair market value of the Rights, U.S. Holders should consider all relevant facts and circumstances, including, without limitation, any difference between the subscription price of the Rights and the trading price of our shares of Common Stock on the date that the Rights are distributed, the exercise price of the Warrants, the fair market value and the length of the period during which the Rights may be exercised and the fact that the Rights are non-transferable.
Exercise of Rights
A U.S. Holder will not recognize gain or loss upon the exercise of a Right received in the Rights Offering. A U.S. Holder’s adjusted tax basis, if any, in the Right plus the subscription price will establish the U.S. Holder’s initial tax basis for U.S. federal income tax purposes in the shares of Common Stock received upon exercise of such U.S. Holder’s Right. The holding period of a share of Common Stock acquired upon exercise of a Right in the Rights Offering will begin on the date of exercise.
If, at the time of the receipt or exercise of the Right, the U.S. Holder no longer holds the Common Stock or Warrants with respect to which the Right was distributed, then certain aspects of the tax treatment of the receipt and exercise of the Right are unclear, including (1) the allocation of the tax basis between the shares of our Common Stock or Warrants previously sold and the Right, (2) the impact of such allocation on the amount and timing of gain or loss recognized with respect to the shares of our Common Stock or Warrants previously sold, and (3) the impact of such allocation on the tax basis of the shares of our Common Stock acquired upon exercise of the Right. Furthermore, if you exercise the Rights and sell other shares of our Common Stock or Warrants within the 61-day period beginning 30 days before the exercise date and ending 30 days after the exercise date, the “wash sale” rules may disallow the recognition of any loss upon the sale of our Common Stock or Warrants. If a U.S. Holder exercises a Right received in the Rights Offering after disposing of shares of our Common Stock or Warrants with respect to which the Right is received, the U.S. Holder should consult its own tax advisor.
Expiration of Rights
If the receipt of Rights pursuant to this Rights Offering is not taxable and if a U.S. Holder allows Rights received in the Rights Offering to expire, the U.S. Holder should not recognize any gain or loss for U.S. federal income tax purposes, and the U.S. Holder should re-allocate any portion of the tax basis in its existing Common Stock or Warrants previously allocated to the Rights that have expired to such U.S. Holder’s existing shares of Common Stock or Warrants.
If the receipt of Rights pursuant to this Rights Offering is taxable and a U.S. Holder allows the Rights received in this Rights Offering to expire, then such U.S. Holder should recognize a short-term capital loss equal to such U.S. Holder’s tax basis in the expired Rights. A U.S. Holder’s ability to use any capital loss may be subject to limitations.
Distributions on Common Stock
As described in the section titled “Market Price of and Dividends on Common Stock—Dividends,” we do not anticipate declaring or paying cash dividends to holders of our Common Stock in the foreseeable future. However, if we do make distributions of cash or property on our Common Stock, such distributions will constitute dividends to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Dividends received by a corporate U.S. Holder may be eligible for a dividends received deduction, subject to applicable limitations. Dividends received by certain non-corporate U.S. Holders, including individuals, are generally taxed at the lower applicable capital gains rate, provided that certain holding period and other requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital and first be applied against and reduce a U.S. Holder’s adjusted tax basis in its Common Stock, as the case may be, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale, Exchange or Other Disposition of Common Stock.”
Sale, Exchange or Other Disposition of Common Stock
Upon a sale, exchange, or other taxable disposition of our Common Stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized (not including any amount attributable to declared and unpaid dividends, which will be taxable to U.S. Holders who have not previously included such dividends in income as described above under “—Distributions on Common Stock”) and the U.S. Holder’s adjusted tax basis in our Common Stock. Such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for our Common Stock exceeded one year at the time of disposition. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally are subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.
Information Reporting and Backup Withholding
A U.S. Holder may be subject to information reporting and backup withholding when such holder receives dividend payments (including constructive dividends) or receives proceeds from the sale or other taxable disposition of the shares of our Common Stock acquired through the exercise of Rights. Certain U.S. Holders are exempt from backup withholding, including certain corporations and certain tax-exempt organizations. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt (or fails to properly establish an exemption) and such holder:

•	fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;
•	furnishes an incorrect taxpayer identification number;
•	is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or
•
fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.
Tax Considerations Applicable to Non-U.S. Holders
For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of shares of our Common Stock, our Series A Preferred Stock, our Warrants, our Rights or shares of our Common Stock acquired upon exercise of Rights, as the case may be, that is neither a U.S. Holder nor an entity treated as a partnership (or other pass-through entity treated as a partnership) for U.S. federal income tax purposes.
Receipt, Exercise and Expiration of the Rights
As discussed above under “—Tax Considerations Applicable to U.S. Holders—Receipt of Rights,” it is unclear whether a Non-U.S. Holder’s receipt of Rights pursuant to the Rights Offering would be treated as a non-taxable distribution with respect to its existing shares of Common Stock (including shares of Common Stock received pursuant to the conversion of all Series A Preferred Stock prior to the record date) or Warrants, as applicable, for U.S. federal income tax purposes. If treated as a non-taxable distribution, Non-U.S. Holders will not be subject to U.S. federal income tax (or any withholding thereof) on the receipt, exercise, or expiration of the Rights. If any shares of our Series A Preferred Stock is not converted prior to the record date of this Rights Offering and Rights are distributed with respect to such shares of our Series A Preferred Stock pursuant to this Rights Offering, it is more likely than not that the issuance of the Rights pursuant to this Rights Offering would not qualify as a non-taxable distribution under Section 305 of the Code.
If the receipt of Rights is treated as a taxable distribution, the fair market value of the Rights would be taxable to Non-U.S. Holders of our Common Stock as a dividend subject to withholding tax to the extent of the Non-U.S. Holder’s pro rata share of the Company’s current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain. The Company believes that it may have current and accumulated earnings and profits through the end of 2023. Non-U.S. Holders will not be subject to U.S. federal income tax (or any withholding thereof) on the exercise of the Rights. However, if the receipt of the Rights is taxable and the Non-U.S. Holder allows the Rights to expire, then such shareholder should recognize a short-term capital loss equal to such Non-U.S. Holder’s tax basis in the Rights. A Non-U.S. Holder’s ability to use any capital loss may be subject to limitations.
Distributions on Common Stock
As described in the section titled “Market Price of and Dividends on Common Stock—Dividends,” we do not anticipate declaring or paying cash dividends to holders of our Common Stock in the foreseeable future. However, if we do make distributions of cash or property on our Common Stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its Common Stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Disposition of Common Stock.”
Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided that the Non-U.S. Holder furnishes a valid IRS

Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.
If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.
Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular U.S. corporate tax rate. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% as well (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Sale or Other Disposition of Common Stock
A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Common Stock unless:
•
the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or
•	our Common Stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.
Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. corporate tax rate. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% as well (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our Common Stock, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided that the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition of our Common Stock by a Non-U.S. Holder will not be subject to U.S. federal income tax if our Common Stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market and such Non-U.S. Holder owned, actually and constructively, 5% or less of our Common Stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.
Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.
Information Reporting and Backup Withholding
Payments of dividends on our Common Stock will not be subject to backup withholding, provided that the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person (within the meaning of Section 7701(a)(30) of the Code) and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions (including deemed distributions) on our Common Stock paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Common Stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person (within the meaning of Section 7701(a)(30) of the Code) or the holder otherwise establishes an exemption. Proceeds of a disposition of our Common Stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends (including deemed dividends) on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our Common Stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends (including deemed dividends) on our Common Stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.
Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Common Stock.

PLAN OF DISTRIBUTION
Beginning on or about [•], 2023, we will distribute the Rights Certificates, Notices of Guaranteed Delivery, as applicable, and copies of this prospectus to individuals who owned shares of our Common Stock, the Warrants or the Series A Preferred Stock as of the Record Date.
If your shares are held in the name of a custodian bank, broker, dealer or other nominee, then you should send your subscription documents and subscription payment to that record holder. If you are the record holder, then you should send your subscription documents, Rights Certificate, and subscription payment to the Subscription Agent, Broadridge Corporate Issuer Solutions, LLC, at the below address. If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent. DO NOT SEND OR DELIVER THESE MATERIALS TO THE COMPANY.
By Mail: Broadridge Corporate Issuer Solutions, LLC Attn: BCIS Re-Organization Dept. P.O. Box 1317 Brentwood, NY 11717-0718	By Overnight Delivery: Broadridge Corporate Issuer Solutions, LLC. Attn: BCIS IWS 51 Mercedes Way Edgewood, NY 11717
See “The Rights Offering – Method of Subscription – Exercise of Rights.”
The Rights are non-transferrable, except that Rights will be transferable by operation of law (e.g., by death) or by such holders that are closed-end funds to funds affiliated with such holders. The Rights will not be listed for trading on the Nasdaq or any other stock exchange or market. The shares of our Common Stock issuable upon exercise of the Rights are listed on Nasdaq under the symbol “LAZY.”
We will pay all customary fees and expenses of the Subscription Agent and Information Agent related to this Rights Offering and have also agreed to indemnify the Subscription Agent and Information Agent from liabilities that they may incur in connection with this Rights Offering. We have not employed any brokers, dealers or underwriters in connection with the Rights Offering, and we do not know of any existing agreements between any stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of our Common Stock underlying the Rights. Except as described in this section, we are not paying any other commissions, underwriting fees or discounts in connection with the Rights Offering. Some of our employees may solicit responses from you as a holder of Rights, but we will not pay our employees any commissions or compensation for these services other than their normal employment compensation.
We have not agreed to enter into any standby or other arrangement to purchase or sell any Rights or any of our securities.
If you have any questions, you should contact the Information Agent toll-free at 888-789-8409, by e-mail at shareholder@broadridge.com, or by mail at:
Broadridge Corporate Issuer Solutions, LLC
Attn: BCIS Re-Organization Dept.
P.O. Box 1317
Brentwood, NY 11717-0718
For additional information regarding the purpose of the Rights Offering, see “Questions & Answers—Why are we conducting the Rights Offering?”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Under applicable SEC rules, a person is deemed to be the “beneficial owner” of a voting security if such person has (or shares) either investment power or voting power over such security or has (or shares) the right to acquire such security within 60 days by any of a number of means, including upon the exercise of options or warrants or the conversion of convertible securities. A beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities that are held by the beneficial owner, but not those held by any other person, and which are exercisable or convertible within 60 days, have been exercised or converted.
As of August 28, 2023, 17,405,049 shares of Common Stock were issued and 13,992,827 were outstanding, and 600,000 shares of Series A Preferred stock were issued and outstanding. The following table sets forth information with respect to the beneficial ownership of our Common Stock and Series A Preferred Stock as of August 28, 2023, by: (i) each of our directors and named executive officers, (ii) all of our directors and executive officers as a group, and (iii) each stockholder known by us to be the beneficial owner of more than 5% of our voting securities. To our knowledge, except as otherwise indicated, each of the persons named in the table has sole voting and investment power with respect to the voting securities beneficially owned by such person, except to the extent such power may be shared with a spouse. To our knowledge, none of the voting securities listed below are held under a voting trust or similar agreement, except as noted. To our knowledge, there is no arrangement, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of the Company.
Unless otherwise noted below, the address of each person listed on the table is c/o Lazydays Holdings, Inc., 4042 Park Oaks Blvd., Suite 350, Tampa, Florida 33610.
Name of Beneficial Owners	Amount and Nature of Beneficial Ownership (Common Stock)	Percent of Class(1)	Amount and Nature of Beneficial Ownership (Series A Preferred Stock)(2)	Percent of Class(3)	Percent of Total Voting Power(4)
Directors and Named Executive Officers
John North	35,103	*	—	—	—
Kelly Porter	18,588	*	—	—	—
Robert DeVincenzi	80,708(5)	*	—	—	—
Jerry Comstock	51,173(6)	*	—	—	*
James J. Fredlake	61,335(7)	*	—	—	*
Jordan Gnat	41,955(8)	*	—	—	*
Erika Serow	36,955(9)	*	—	—	*
Christopher S. Shackelton	11,256,916(10)	59.1%	500,000(11)	83.3%	56.1%
All directors and executive officers as a group (10 persons)	11,582,733(12)	60.4%	500,000	83.3%	57.4%

5% or Greater Securityholders
Coliseum Capital Management, LLC.	11,256,916(10)	59.1%	500,000(11)	83.3%	56.1%
Park West Asset Management LLC	1,397,881(13)	9.99%	100,000(13)	16.7%	7.0%
Divisadero Street Capital Management, LP	722,357(14)	5.16%	—	—	3.6%
Cannell Capital, LLC	1,092,399(15)	7.8%	—	—	5.5%
*	Less than 1 percent
(1)
For purposes of this column, the number of shares of the class outstanding reflects the sum of: (i) 13,992,827 shares of Common Stock that were outstanding as of August 28, 2023; and (ii) the number of shares of Common Stock, if any, which the relevant person could acquire on exercise of options, warrants, pre-funded warrants or conversion of the preferred stock within 60 days of August 28, 2023.

(2)
This column includes the number of shares of preferred stock. The number of shares of Common Stock that could be obtained upon the conversion of preferred stock at the current conversion rate is included in the column entitled “Amount and Nature of Beneficial Ownership (Common Stock).”

(3)
Certain purchasers of the preferred stock are entitled to vote upon all matters upon which holders of Common Stock have the right to vote and are entitled to the number of votes equal to the number of full shares of Common Stock into which such shares of preferred stock could be converted at the then applicable conversion rate.

(4)
The Percent of Total Voting Power is calculated by dividing: (A) the aggregate number of shares of Common Stock beneficially owned under Rule 13d-3 of the Exchange Act by the relevant person, including all shares of Common Stock issuable upon conversion of preferred stock, subject to the beneficial ownership limitations contained therein by: (B) the sum of (x) the number of shares of Common Stock issued and outstanding, (y) the number of shares of Common Stock that could be acquired upon the conversion of all shares of preferred stock issued and outstanding, subject to the beneficial ownership limitations contained therein and (z) the number of shares of Common Stock, if any, which the relevant person could acquire on exercise of options or warrants within 60 days of August 28, 2023.

(5)
Includes 54,631 shares of common Stock issuable upon the exercise of options as follows: 25,032 shares of Common Stock at an exercise price of $30.00 per share and 29,599 shares at an exercise price of $14.55 per share that are or will become exercisable within 60 days of August 28, 2023.

(6)
Includes 23,436 shares of Common Stock issuable upon the exercise of options as follows: 20,770 shares of Common Stock at an exercise price of $7.91 per share and 2,666 shares at an exercise price of $23.11 per share that are or will become exercisable within 60 days of August 28, 2023.

(7)
Includes 23,436 shares of Common Stock issuable upon the exercise of options as follows: 20,770 shares of Common Stock at an exercise price of $7.91 per share and 2,666 shares at an exercise price of $23.11 per share that are or will become exercisable within 60 days of August 28, 2023.

(8)
Includes 33,666 shares of Common Stock issuable upon the exercise of options as follows: 31,000 shares of Common Stock at an exercise price of $7.91 per share and 2,666 shares at an exercise price of $23.11 per share that are or will become exercisable within 60 days of August 28, 2023.

(9)
Includes 33,666 shares of Common Stock issuable upon the exercise of options as follows: 31,000 shares of Common Stock at an exercise price of $7.91 per share and 2,666 shares at an exercise price of $23.11 per share that are or will become exercisable within 60 days of August 28, 2023.

(10)
Consists of: (i) 4,968,944 shares of Common Stock that could be obtained upon the conversion of 500,000 shares of preferred stock at the current conversion rate; (ii) the equivalent of 64,256 shares of Common Stock that could be voted as a result of accrued and unpaid Preferred Dividends (as defined in the Certificate of Designations of the preferred stock) at the current conversion rate; (iii) 6,190,050 shares of Common Stock; and (iv) 33,666 shares of Common Stock issuable upon the exercise of options held by Coliseum Capital Partners, L.P. (“CCP”) and granted for Mr. Shackelton’s services on the Board that are or will become exercisable within 60 days of August 28, 2023 as follows: 31,000 shares of Common Stock at an exercise price of $7.91 per share and 2,666 shares of Common Stock at an exercise price of $23.11 per share.

Based on the Form 4 filed June 20, 2023 and Amendment No. 16 to their Schedule 13D filed on May 23, 2023, Coliseum Capital Management, LLC (“CCM”) is an investment adviser whose clients, including CCP, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock. Coliseum Capital, LLC (“CC”) is the general partner of CCP. Adam Gray and Christopher Shackelton are the managers of CC and CCM. Mr. Gray and Mr. Shackelton share voting and dispositive power over the securities held by the foregoing entities. The address for each of Christopher Shackelton and CCM is 105 Rowayton Avenue, Rowayton, Connecticut 06853.
(11)	Consists of 500,000 shares of preferred stock, of which 365,511 shares of preferred stock are held by CCP and 134,489 shares of preferred stock are held by an investment advisory client of CCM.
(12)
Includes: (i) 4,968,944 shares of Common Stock that could be obtained upon the conversion of 500,000 shares of preferred stock at the current conversion rate and 64,256 shares of Common Stock that could be voted as a result of accrued and unpaid Preferred Dividends; and (ii) 158,695 shares of Common Stock issuable upon the exercise of options at various exercise prices that are or will become exercisable within 60 days of August 28, 2023.

(13)
Consists of: (i) Park West Asset Management LLC, a Delaware limited liability company (“PWAM”), (ii) Park West Investors Master Fund, Limited, a Cayman Islands exempted company (“PWIMF”) and (iii) Peter S. Park (“Mr. Park” and, collectively with PWAM and PWIMF, “Park West”). PWAM is the investment manager to PWIMF and Park West Partners International, Limited (“PWPI” and, collectively with PWIMF, the “PW Funds”). Mr. Park is the controlling manager of PWAM.

As of August 28, 2023, PWIMF beneficially held: (i) 252,954 shares of Common Stock; (ii) 266,612 prefunded warrants; and (iii) 88,954 shares of preferred stock convertible into an aggregate of 884,014 shares of Common Stock at the current conversion rate, subject to the ownership limitations described below.
As of August 28, 2023, PWPI held: (i) 28,888 shares of Common Stock, (ii) 33,745 prefunded warrants; and (iii) 11,046 shares of preferred stock convertible into an aggregate of 109,773 shares of Common Stock at the current conversion rate, subject to the ownership limitations described below.
In connection with the partial waiver of anti-dilution adjustments, PWIMF and PWPI agreed to exercise in full all of their prefunded warrants effective as of the consummation of the Rights Offering and will receive upon such exercise [•] shares of Common Stock (which gives effect to the anti-dilution adjustment as modified by the partial waiver).
The prefunded warrants and preferred stock are subject to exercise and conversion limitations prohibiting the exercise or conversion of each security to the extent that it would result in the holder, or any of its affiliates, being deemed to beneficially own in excess of 9.99% of the then-outstanding shares of the Company’s Common Stock. Based on the foregoing, 9.99% of the shares of Common Stock deemed to be issued and outstanding as of August 28, 2023 may be deemed to be beneficially owned: (x) directly by PWIMF, (y) indirectly by PWAM, as the investment manager to the PW Funds, and (z) indirectly by Mr. Park, as the controlling manager of PWAM.
(14)
Based on the Schedule 13G filed on May 19, 2023, Divisadero Street Capital Management, LP (“Divisadero”)is the investment adviser to private investment funds, including Divisadero Street Partners, L.P. (“Divisadero Partners”) (collectively, the “Funds”), and Divisadero Street Partners GP, LLC is the general partner of the Funds. Mr. William Zolezzi is the control person of Divisadero and the General Partner. Divisadero, the Funds, the General Partner and Mr. Zolezzi share voting and dispositive power over the securities. The address for Divisadero, the Funds, the General Partner and Mr. Zolezzi is 3350 Virginia Street, 2nd Floor, Miami, Florida 33133

(15)	The address for Cannell Capital, LLC is 245 Meriwether Circle, Alta, Wyoming 83414.

LEGAL MATTERS
The validity of the Rights and our Common Stock issuable upon exercise of the Rights offered by this prospectus has been passed upon for us by Paul Hastings LLP, New York, New York.
EXPERTS
The consolidated financial statements of Lazydays Holdings, Inc. as of December 31, 2022 and 2021 and for each of the years in the two-year period ended December 31, 2022 and the effectiveness of internal control over financial reporting as of December 31, 2022 incorporated in this preliminary prospectus by reference from the Lazydays Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2022 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their reports thereon incorporated herein by reference, and have been incorporated in this preliminary prospectus and Registration Statement in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.
The report of RSM US LLP dated February 28, 2023, on the effectiveness of internal control over financial reporting as of December 31, 2022, expressed an opinion that Lazydays Holdings, Inc. had not maintained effective internal control over financial reporting as of December 31, 2022, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013.

INCORPORATION OF INFORMATION BY REFERENCE
We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. Our SEC filings are available to the public at the SEC’s website at www.sec.gov.
The SEC allows us to “incorporate by reference” information into this prospectus and the registration statement of which this prospectus is a part, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus, any accompanying prospectus supplement, any subsequently filed document deemed incorporated by reference or any free writing prospectus prepared by or on behalf of us. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K).
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 1, 2023;
•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2023 and June 30, 2023, filed with the SEC on April 28, 2023 and July 28, 2023, respectively;
•	our Current Reports on Form 8-K, filed with the SEC on January 27, 2023, February 23, 2023 (excluding information under Item 2.02), June 15, 2023 and September 12, 2023;
•
our definitive proxy statement on Schedule 14A filed with the SEC on May 1, 2023 (solely to the extent incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022); and

•	the description of our Common Stock contained in Exhibit 4.7 to our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 19, 2021.
All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering also shall be deemed to be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K.
If requested, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents.
To obtain a copy of these filings at no cost, you may write or telephone us at the following address:
Lazydays Holdings, Inc.
6130 Lazy Days Blvd.
Seffner, Florida 33584
Telephone: (813) 246-4999

Rights to Purchase Up to [•] Shares of Common Stock
Prospectus
  , 2023
Until [•], 2023 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.	Other expenses of issuance and distribution.
The following table sets forth the expenses payable by us in connection with the offering of securities described in this registration statement. All amounts shown are estimates, except for the SEC registration fee. We will bear all expenses shown below.
Item	Amount
SEC registration fee	$1,102.00
Subscription agent fees and expenses	*
Information agent fees and expenses	*
Printing and postage expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Miscellaneous fees and expenses	*
Total	$*
*	to be completed by an amendment.
Item 14.	Indemnification of directors and officers.
Section 145(a) of the DGCL, which the Company is subject to, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
Any indemnification under subsections (a) and (b) of Section 145 of the DGCL (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination: (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum; (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum; (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or (4) by the stockholders. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate. The indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.
Section 145 of the DGCL and the Company’s Bylaws empower the Company to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under Section 145.
According to Company’s Amended and Restated Certificate of Incorporation (the “Articles”) and the Bylaws, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of the Article 8 by the stockholders of the Company shall not adversely affect any right or protection of a director of the Company with respect to events occurring prior to the time of such repeal or modification.
The Articles also permits the Company, to the full extent permitted by Section 145 of DGCL, to indemnify all persons whom it may indemnify pursuant thereto. The Articles and Bylaws provide that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit, or proceeding for which such officer or director may be entitled to indemnification under the Articles shall be paid by the Company in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized thereby.
According to the Bylaws, the indemnification and advancement of expenses provided by, or granted pursuant to the Bylaws shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
Item 15.	Recent sales of unregistered securities.
Since January 1, 2020, we have made the following sales of unregistered securities:
•
On December 22, 2020, an institutional investor exercised a warrant issued in the 2018 PIPE transaction with respect to 28,571 shares of our Common Stock pursuant to the cashless exercise provisions of the warrant, resulting in the issuance of 5,755 shares of our Common Stock. S

•
On February 16, 2021, an institutional investor exercised a warrant issued in the 2018 PIPE transaction with respect to 11,429 shares of our Common Stock, resulting in the issuance of 11,429 shares of our Common Stock.

•
On May 6, 2021, an institutional investor exercised a warrant issued in the 2018 PIPE transaction with respect to 92,000 shares of our Common Stock pursuant to the cashless exercise provisions of the warrant, resulting in the issuance of 47,866 shares of our Common Stock.

•
On November 11, 2021, an institutional investor exercised a warrant issued in the 2018 PIPE transaction with respect to 85,714 shares of our common stock pursuant to the cashless exercise provisions of the warrant, resulting in the issuance of 39,108 shares of our common stock.

•
On January 5, 2022, an institutional investor exercised a warrant issued in the 2018 PIPE transaction with respect to 57,143 shares of our Common Stock pursuant to the cashless exercise provisions of the warrant, resulting in the issuance of 24,276 shares of our Common Stock.

•
On December 6, 2022, an institutional investor exercised a warrant issued in the 2018 PIPE transaction with respect to 133,653 shares of our Common Stock, resulting in the issuance of 133,653 shares of our Common Stock.

•
On December 6, 2022, an institutional investor exercised a warrant issued in the 2018 PIPE transaction with respect to 363,241 shares of our Common Stock resulting in the issuance of 363,241 shares of our Common Stock.

•
On February 27, 2023, an institutional investor exercised a warrant issued in the 2018 PIPE transaction with respect to 7,500 shares of our Common Stock pursuant to the cashless exercise provisions of the warrant, resulting in the issuance of 215 shares of our Common Stock.

•
On March 14, 2023, an institutional investor exercised a warrant issued in the 2018 PIPE transaction with respect to 670,807 shares of our Common Stock, resulting in the issuance of 670,807 shares of our Common Stock.

The above issuances were exempt from registration under the Securities Act pursuant to Section 3(a)(9) of such act, as exchanges of Company securities by existing security holders where no commission or remuneration was paid or given directly or indirectly for soliciting the exchanges.
•
On March 17, 2021, two institutional investors of the Company exercised warrants issued in the 2018 PIPE transaction with respect to an aggregate of 1,005,308 shares of Common Stock for cash, resulting in the issuance of 1,005,308 shares of Common Stock and gross proceeds to the Company of approximately $11.3 million, pursuant to agreements executed with the Company on such date. Such issuances were exempt from registration under the Securities Act pursuant to Section 4(a)(2) of such act, and Rule 506(b) thereunder, as issuances made in a private placement to accredited investors.

Item 16.	Exhibits and financial statement schedules.
(a)	Exhibits.
The exhibits listed below are filed as part of this registration statement.
Exhibit Number	Description
2.1
Agreement and Plan of Merger, dated as of October 27, 2017, by and among Andina Acquisition Corp. II, Andina II Holdco Corp., Andina II Merger Sub Inc., Lazy Days’ R.V. Center, Inc. and A. Lorne Weil (included as Annex A to the Proxy Statement/Prospectus/Information Statement filed on February 14, 2018 and incorporated herein by reference).

2.2
Asset Purchase Agreement among BYRV, Inc., BYRV Washington, Inc., Bruce Young, Mark Bretz, The Bruce A. Young Revocable Trust, The Bruce A. Young 2021 Gift Trust and Lazydays RV of Oregon, LLC, effective as of July 9, 2021 (filed as Exhibit 2.1 to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 and incorporated herein by reference).

3.1
Amended and Restated Certificate of Incorporation of Lazydays Holdings, Inc., including the Certificate of Designations of Series A Convertible Preferred Stock (filed as Exhibit 3.1 to the Current Report on Form 8-K filed on June 3, 2022 and incorporated herein by reference).

3.2
Amended and Restated Bylaws of Lazydays Holdings, Inc., effective January 25, 2023 (filed as Exhibit 3.1 to the Current Report on Form 8-K filed on January 27, 2023 and incorporated herein by reference).

3.3
Certificate of Designations of Series A Preferred Stock of Lazydays Holdings, Inc. (included as Annex D to the Proxy Statement/Prospectus/Information Statement filed on February 14, 2018 and incorporated herein by reference).

4.1
Specimen Common Stock Certificate of Lazydays Holdings, Inc. (filed as Exhibit 4.5 to the Registration Statement on Form S-4 (SEC File No. 333-221723) filed on January 16, 2018 and incorporated herein by reference).

4.2	Form of Unit Purchase Option (filed as Exhibit 4.5 of Andina’s Form S-1/A filed on November 6, 2015 and incorporated herein by reference).
4.3	Warrant Agreement between Continental Stock Transfer & Trust Company and Andina (filed as Exhibit 4.7 of Andina’s Form S-1/A filed on November 6, 2015 and incorporated herein by reference).
4.4
Form of Specimen Series A Preferred Stock Certificate (filed as Exhibit 4.4 to the Registration Statement on Form S-1 (SEC File No. 333-224063) filed on March 30, 2018 and incorporated herein by reference).

4.5	Form of Common Stock purchase warrant (filed as Exhibit 4.5 to the Registration Statement on Form S-1 (SEC File No. 333-224063) filed on March 30, 2018 and incorporated herein by reference).
4.6
Form of Pre-Funded Common Stock Purchase warrant (filed as Exhibit 4.6 to the Registration Statement on Form S-1 (SEC File No. 333-224063) filed on March 30, 2018 and incorporated herein by reference).

4.7	Description of Registrant’s Securities (filed as Exhibit 4.7 to the Annual Report on Form 10-K for the year ended December 31, 2020 and incorporated herein by reference).
4.8*	Form of Rights Certificate.
4.9*	Form of Subscription and Information Agent Agreement by and between Lazydays Holdings, Inc. and Broadridge Corporate Issuer Solutions, LLC.
5.1*	Form of Opinion of Paul Hastings LLP.
10.1
Registration Rights Agreement between Andina and certain security holders of Andina (incorporated by reference to Exhibit 10.1 of Andina’s Current Report on Form 8-K filed on December 1, 2015 and incorporated herein by reference).

10.2+	2018 Long-Term Incentive Plan (included as Annex C to the Proxy Statement/Prospectus/Information Statement filed on February 14, 2018 and incorporated herein by reference).
10.3+
Employment Agreement between Lazydays Holdings, Inc. and William Murnane (filed as Exhibit 10.11 to the Registration Statement on Form S-4 (SEC File No. 333-221723) and incorporated herein by reference).

Exhibit Number	Description
10.4+
Employment Agreement, by and between the Company and Robert DeVincenzi, dated January 3, 2022 (filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 and incorporated herein by reference).

10.5+
Amended and Restated Employment Agreement, dated September 6, 2022, by and between the Company and John North (filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 and incorporated herein by reference).

10.6+
Employment Agreement, by and between the Company and Kelly Porter, dated October 3, 2022 (filed as Exhibit 10.6 to the Annual Report on Form 10-K for the year ended December 31, 2022 and incorporated herein by reference).

10.7+
Transition Agreement, dated October 19, 2022, by and between the Company and Nicholas Tomashot (filed as Exhibit 10.7 to the Annual Report on Form 10-K for the year ended December 31, 2022 and incorporated herein by reference).

10.8
Second Amended and Restated Credit Agreement dated February 21, 2023 with Manufacturers and Traders Trust Company (“M&T”), as Administrative Agent, Swingline Lender, Issuing Bank and a Lender, and other financial institutions as Lender parties. (filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 and incorporated herein by reference).

10.9	Form of Securities Purchase Agreement (Preferred) (filed as Exhibit 10.13.1 to the Registration Statement on Form S-4 (SEC File No. 333-221723) and incorporated herein by reference).
10.10	Form of Securities Purchase Agreement (Unit) (filed as Exhibit 10.13.2 to the Registration Statement on Form S-4 (SEC File No. 333-221723) and incorporated herein by reference).
10.11
Lease Agreement by and between Cars MTI-4 L.P., as Landlord, and LDRV Holdings Corp., as Tenant (filed as Exhibit 10.14 to the Registration Statement on Form S-4 (SEC File No. 333-221723) and incorporated herein by reference).

10.12
Lease Agreement between Chambers 3640, LLC, as Landlord, and Lazydays Mile HI RV, LLC, as Tenant (filed as Exhibit 10.15 to the Registration Statement on Form S-4 (SEC File No. 333-221723) and incorporated herein by reference).

10.13
Lease Agreement between 6701 Marketplace Drive, LLC, as Landlord, and Lazydays RV America, LLC, as Tenant (filed as Exhibit 10.16 to the Registration Statement on Form S-4 (SEC File No. 333-221723) and incorporated herein by reference).

10.14
Lease Agreement between DS Real Estate, LLC, as Landlord, and Lazydays RV Discount, LLC, as Tenant (filed as Exhibit 10.17 to the Registration Statement on Form S-4 (SEC File No. 333-221723) and incorporated herein by reference).

10.15
Restated Credit Agreement, dated as of July 14, 2021, by and among LDRV Holdings Corp., Lazydays RV America, LLC, Lazydays RV Discount, LLC and Lazydays Mile HI RV, LLC, Manufacturers and Traders Trust Company, as Administrative Agent, Swingline Lender, Issuing Bank and a Lender, and other financial institutions as Lender parties thereto (filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 and incorporated herein by reference).

10.16
First Amendment to Amended and Restated Credit Agreement, dated as of May 13, 2022, by and among LDRV Holdings Corp., Lazydays RV America, LLC, Lazydays RV Discount, LLC and Lazydays Mile HI RV, LLC, Manufacturers and Traders Trust Company, as Administrative Agent, Swingline Lender, Issuing Bank and a Lender, and other financial institutions as Lender parties (filed as Exhibit 10.1 to the Current Report on Form 8-K filed on May 17, 2022 and incorporated herein by reference).

10.17
Security Agreement, dated March 15, 2018, by and between LDRV Holdings Corp., Lazydays RV America, LLC, Lazydays RV Discount, LLC, and Lazydays Mile HI RV, LLC, as Borrowers, Lazydays Holdings Inc., Lazy Days’ R.V. Center, Inc., Lazydays RV America, LLC, and Lazydays Land Holdings, LLC, as Guarantors, and Manufacturers and Traders Trust Company, as administrative agent under the Credit Agreement of even date therewith (filed as Exhibit 10.11 to the Form 8-K filed on March 21, 2018 and incorporated herein by reference).

10.18	Guaranty Agreement, dated March 15, 2018, by certain parties named therein (filed as Exhibit 10.12 to the Form 8-K filed on March 21, 2018 and incorporated herein by reference).

Exhibit Number	Description
10.19
Form of Registration Rights Agreement between Lazydays Holdings, Inc. and the PIPE investors (filed as Exhibit 10.13 to the Registration Statement on Form S-1 (SEC File No. 333-224063) filed on March 30, 2018 and incorporated herein by reference).

10.20
Form of Registration Rights Agreement between Lazydays Holdings, Inc. and the PIPE investors (filed as Exhibit 10.14 to the Registration Statement on Form S-1 (SEC File No. 333-224063) filed on March 30, 2018 and incorporated herein by reference).

10.21+
Employment Offer Letter between Lazydays Holdings, Inc. and Nicholas Tomashot (filed as Exhibit 10.15 to Amendment No. 2 to the Registration Statement on Form S-1 (SEC File No. 333-224063) filed on May 22, 2018 and incorporated herein by reference).

10.22	Lazydays Holdings, Inc. 2019 Employee Stock Purchase Plan (filed as Exhibit 10.1 to the Form 8-K filed on May 23, 2019 and incorporated herein by reference).
10.23+
Lazydays Holdings, Inc. Amended and Restated 2018 Long Term Incentive Plan (filed as Exhibit 10.21 to the Annual Report on Form 10-K for the year ended December 31, 2022 and incorporated herein by reference).

10.24
Form of Term Note (U.S. Small Business Administration Paycheck Protection Program) in favor of M&T Bank (filed as Exhibit 10.1 to the Form 8-K filed on May 4, 2020 and incorporated herein by reference)

21.1	Subsidiaries of the Company (filed as Exhibit 21.1 to the Annual Report on Form 10-K for the year ended December 31, 2022 and incorporated herein by reference).
23.1*	Consent of RSM US LLP.
23.2*	Consent of Paul Hastings LLP (included in Exhibit 5.1).
24.1*	Powers of Attorney (included in the signature page hereto).
99.1*	Form of Instructions for Use of Lazydays Holdings, Inc.’s Rights Certificates.
99.2*	Form of Letter to Stockholders who are Record Holders.
99.3*	Form of Letter to Brokers and Other Nominee Holders.
99.4*	Form of Letter to Clients of Brokers and Other Nominee Holders.
99.5*	Form of Beneficial Owner Election Form.
99.6*	Form of Nominee Holder Certification.
99.7*	Form of Notice of Guaranteed Delivery.
107*	Filing Fee Table
*	Filed herewith.
**	To be filed by amendment.
+	Indicates management contract or compensatory plan.
(b)	Financial statement schedules.
Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.
Item 17.	Undertakings.
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: if the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);
(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes that:
(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(I) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on September 12, 2023.
LAZYDAYS HOLDINGS, INC.

By:	/s/ John North
John North
Chief Executive Officer
POWERS OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints John North and Kelly Porter, and each of them, any of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments, including any post-effective amendments, and supplements to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date

/s/ John North	Chief Executive Officer and Director (Principal Executive Officer)	September 12, 2023
John North

/s/ Kelly Porter	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 12, 2023
Kelly Porter

/s/ Christopher S. Shackelton	Director and Chairman of the Board	September 12, 2023
Christopher S. Shackelton

/s/ Robert DeVincenzi	Lead Independent Director	September 12, 2023
Robert DeVincenzi

/s/ Jordan Gnat	Director	September 12, 2023
Jordan Gnat

/s/ Erika Serow	Director	September 12, 2023
Erika Serow

/s/ James J. Fredlake	Director	September 12, 2023
James J. Fredlake

/s/ Jerry Comstock	Director	September 12, 2023
Jerry Comstock